UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment #2)

GENERAL FORM OF REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

NOVELSTEM INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Florida	65-0385686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(410) 654-3315

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filed, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1. Business.

NovelStem International Corp. (“NovelStem” or the “Company”) is a development stage biotechnology holding company focused on the stem cell-based technology developed by its affiliate, NewStem Ltd, an Israeli biotech company (“NewStem”), in which the Company owns an approximate 31% equity interest. NovelStem was formed in January 1993 as Big Entertainment, Inc. Thereafter, the Company changed its name to Hollywood.Com Inc. and, later to Hollywood Media Corp. (“Hollywood Media”).

In 2018, the Company shifted its business focus from media to cutting edge biotech when it acquired a substantial ownership interest in NewStem, and changed its name to NovelStem. As a significant shareholder in NewStem, and the substantial commitment of our management and financial resources to NewStem, including the fact that our Executive Chairman, Jan Loeb, is also the Chairman of NewStem, we have the ability to exert significant influence over the management and operations of NewStem resulting in NewStem functioning as a minority operating subsidiary of the Company.

NovelStem depends entirely on earnings and cash from its investments in NewStem and our 50% equity interest in a legacy joint venture named NetCo Partners (“NetCo” or “NetCo Partners”). The Company’s principal operations coincide with those of NewStem. We have not received any dividend payments or other distributions from NewStem in the fiscal years ended December 31, 2021 and 2020 or the nine months ended September 30, 2022. We received distributions of earnings from NetCo of $21,290 and $9,375, respectively, for the fiscal years ended December 31, 2021 and 2020. We have not received any distributions of earnings from NetCo during the nine months ended September 30, 2022.

NewStem

NewStem is a development stage Israeli biotech limited liability company focused on human Pluripotent Stem Cells (hPSCs) in general, and Haploid human Pluripotent Stem Cells (HhPSCs), in particular. These cells have the potential to change the face of medical research as they play a pivotal role in cancer research, regenerative medicine and disease therapy. NewStem established a discovery bio-platform based on haploid human embryonic stem cell technology for genome-wide screenings and is currently using this platform for the discovery and development of oncology drugs based on synthetic lethal interaction and developing a personalized diagnostic for early detection of chemotherapy resistance. NewStem has incurred losses since inception and has not generated any revenues to date. NewStem filed an FDA Pre-Submission and received a CE Mark from the European Medicines Agency (EMA) for its in vitro diagnostic device (IVDD). NewStem does not have an FDA approved medical device. The NewStem Software Diagnostic Device (NSDD) is CE marked under EU regulation as an “other” IVD under Directive 98/79/EC since March 2022.

NewStem performs genome-wide genetic screening to identify synthetic lethal interactions with common cancer-related mutations. The first step in the process is to create a model with relevant cancer-related mutations in HhPSCs, where, subsequently, a library targeting approximately 18,000 coding genes is induced. At the end of this step, each cell has two mutations, one in the cancer related gene and the other in a coding gene. A genome-wide genetic screening is performed, both on normal HhPSCs and genomic modified HhPSCs to which a cancer-related mutation was inserted. The goal of such screens is to identify mutations that in combination with a cancer-related mutation will kill the cells. Following bioinformatic analysis of the genetic screening results, novel targets are identified and validated, first in HhPSCs and then cancer models (tumor organoids and PDX). NewStem has validated several targets in HhPSCs and will move next to validation in cancer models. To identify novel targets for drug development, NewStem performs genome-wide genetic screening. The validation process requires additional experiments that corroborate the results in independent experiments that corroborate the results in independent experiments that are performed on haploid human embryonic stem cells and cancer models. For validated targets, artificial intelligence (AI) based drug discovery will be performed following by hit to lead process and ADMET that will support the transition to clinical trials.

In reference to AI-based drug discovery, AI can assist in structure-based drug discovery by predicting the 3D protein structure and the chemical environment of the target protein site, thus helping to predict the effect of a compound on the target along with safety considerations before their synthesis or production and, accordingly, accelerates the drug development process.

In reference to the hit to lead process- this is the iterative process of lead improvement. It is the stage where a hit, typically a small molecule identified in a high throughput screen, is chemically modified into a lead molecule following improvements in activity against the target.

In reference to ADMET, this is the five-letter acronym for absorption, distribution, metabolism, excretion, and toxicity that describes pharmacokinetics. ADMET plays key roles in drug discovery and development. A high-quality drug candidate should not only have sufficient efficacy against the therapeutic target, but also show appropriate ADMET properties at a therapeutic dose.

NewStem possesses pioneering intellectual property, reagents and experience related to the isolation and differentiation of HhPSCs and hPSCs, their genetic manipulation, immunogenicity, tumorigenicity and their unique capacity in disease modeling.

We believe that NewStem is currently the only company worldwide to develop products based on this innovative proprietary technology. These products refer to the medical device platform that provides information to oncologists regarding the presence of mutations in the patient’s tumor profile which may confer resistance to different anti-cancer drugs and to anticancer drugs that target tumors with specific mutations based on a synthetic-lethal interaction approach.

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NewStem’s technology solutions are derived from an exclusive, worldwide license from Yissum Research Development Company, Hebrew University’s technology transfer company (“Yissum”) and The New York Stem Cells Foundation, based on the findings and inventions of Prof. Nissim Benvenisty, Director of the Azrieli Center for Stem Cells and Genetic Research, The Hebrew University of Jerusalem (the “License”). The License provides NewStem an exclusive worldwide license to make commercial use of the License and to develop, manufacture, market, distribute or sell a product in the field of therapeutics, diagnostics, screening, development and testing. In consideration for the grant of the License, NewStem is obligated to pay royalties of up to 3% of net sales and up to 12% of “Sublicense Consideration” (as defined in the License).

NovelStem was the original seed investor in NewStem providing $2 million in July 2018 and another $2 million over the next two and a half years. We currently own a 30.99% equity interest in NewStem. The remaining equity interests in NewStem are owned by Yissum and Professor Benvenisty, each of whom owns a 30.99% equity interest, Illumina Cambridge LTD, which owns a 5.39% equity interest, and management and a number of other shareholders who own collectively approximately 1.64%. Currently, our Executive Chairman, Jan Loeb, is also the Chairman of the Board of NewStem. Professor Benvenisty and a representative of Yissum occupy the other two Board seats.

Pursuant to NewStem’s Articles of Association, investors (including NovelStem) are granted certain rights and are subject to certain restrictions with respect to their equity interests in NewStem. NovelStem has preemptive rights to purchase additional shares issued by NewStem up to its pro-rata share of all outstanding shares of NewStem held by all shareholders of NewStem, until the consummation of either an initial public offering or a liquidation event. Such pro-rata share may be increased into an over-allotment if other shareholders decline to exercise their preemptive rights. The Board of Directors of NewStem may make capital calls on NovelStem and the other shareholders, in respect of any sum unpaid in respect of shares held by such shareholder. All shareholders holding at least 10% of the outstanding shares, including NovelStem, may exercise a right of first refusal on all sales of shares of NewStem other than transfers to certain permitted transferees. NovelStem and other shareholders have a co-sale right to sell their shares in place of those that would be issued and sold by NewStem’s founder. The shares of NewStem are subject to a drag-along right, compelling all shares to be sold in the event that a transaction meant to sell all shares of NewStem is approved by shareholders holding at least 65% of the vote of all shares of NewStem.

Competition

The technologies underlying NewStem’s products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop services, products, or processes with significant advantages over the products, services, and processes that NewStem offers or is seeking to develop. Any such occurrence could have a material and adverse effect on NewStem’s and our business, results of operations and financial condition.

NewStem plans to enhance and broaden its product offerings in response to changing customer demands and competitive pressure and technologies. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including the ability to:

-	Properly identify and anticipate physician and patient needs;
-	Develop and introduce new products or product enhancements in a timely manner;
-	Adequately protect intellectual property and avoid infringing upon the intellectual property rights of third parties;
-	Demonstrate the safety and efficacy of new products; and
-	Obtain the necessary regulatory clearances or approvals for new products or product enhancements.

Government Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the Federal Food and Drug Administration and Cosmetic Act or the FDA. The FDA and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. The FDA has very broad enforcement authority and failure to abide by applicable regulatory requirements can result in administrative or judicial sanctions being imposed on NewStem, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approval, refusal to approve pending applications, and criminal prosecution.

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FDA Approval Process

NewStem’s therapeutic product candidates are expected to be regulated by the FDA as drugs. No manufacturer may market a new drug until it has submitted a New Drug Application, or NDA, to the FDA, and the FDA has approved it.

The testing and approval process requires substantial time, effort and financial resources, and NewStem’s product candidates may not be approved on a timely basis, if at all. The time and expense required to perform the clinical testing necessary to obtain FDA approval for regulated products can frequently exceed the time and expense of the research and development initially required to create the product. The results of preclinical studies and initial clinical trials of NewStem’s product candidates are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including difficulty in obtaining enough patients, investigators or product candidate supply. Failure by NewStem to obtain, or any delay in obtaining, regulatory approvals or in complying with requirements could adversely affect the commercialization of product candidates and NewStem’s (and, therefore, the Company’s) ability to receive product or royalty revenues.

The diagnostic product (NSDD) will be considered a medical device. A Pre-Submission (Pre-Sub) regarding the NSDD was submitted to FDA in March 2022, and the FDA’s written feedback was received in May 2022. The FDA requested that the presented intended use and pivotal clinical testing design be modified. NewStem still needs to present to the FDA a Supplement to the Pre-Sub, presenting such modifications, and asking it to confirm that the de novo route is indeed applicable to the device. Once an agreement is reached with the FDA, the device will be subjected to a retrospective pivotal clinical testing that will be followed by the de novo submission to the FDA.

Other Regulatory Requirements

After approval, drug products are subject to extensive continuing regulation by the FDA, which include obligations to manufacture products in accordance with Good Manufacturing Practice, or GMP, maintain and provide to the FDA updated safety and efficacy information, report adverse experiences with the product, keep certain records and submit periodic reports, obtain FDA approval of certain manufacturing or labeling changes, and comply with FDA promotion and advertising requirements and restrictions. Failure by NewStem to meet these obligations can result in various adverse consequences, both voluntary and FDA-imposed, including product recalls, withdrawal of approval, restrictions on marketing, and the imposition of civil fines and criminal penalties against the NDA holder. In addition, later discovery of previously unknown safety or efficacy issues may result in restrictions on the product, manufacturer or NDA holder.

Outside the United States, NewStem’s ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing marketing authorization, pricing and reimbursement vary widely from jurisdiction to jurisdiction. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one European Union member state.

NewStem is also subject to various environmental, health and safety regulations including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials. From time to time, and in the future, NewStem’s operations may involve the use of hazardous materials.

NetCo Partners

In June 1995, we and C.P. Group Inc. (“C.P. Group”), formed the joint venture, NetCo Partners. NetCo owns the entertainment property, “Net Force”, about a division of the FBI investigating crimes and adventures involving the internet and the digital world.

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NovelStem and C.P. Group each own 50% of the ownership interest in NetCo Partners. NetCo Partners owns all rights in all media to the Net Force property including film, television, and video games.

In 1997, NetCo Partners licensed to Putnam Berkley the rights to publish the first six Net Force books in North America, which books were written and published. This agreement was subsequently renewed in December 2001 for four more books that were created and published. There was also a series of books targeted to the young adult market, Net Force Explorer, also published by Putnam Berkley. Net Force books have so far been published in mass market paperback format. The first book in the series was adapted as a four-hour mini-series on the ABC television network.

In 2019, NetCo Partners entered into a new publishing agreement with HarperCollins. Three novels and two Net Force novellas have been published under that agreement. Through its interest in NetCo Partners, NovelStem receives distributions of its 50% share of proceeds generated from the rights to Net Force.

Competition

Competition in the publishing and video game industries is intense. Many new products and services are regularly introduced in each major industry segment (console, mobile and PC), but only a relatively small number of “hit” titles account for a significant portion of total revenue in each segment. NetCo Partners’ competitors range from established interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the world.

See Item 8 – Legal Proceedings for information concerning proceedings related to NetCo Partners.

Employees

We do not currently have any employees; however, the Company relies on consultants to perform the duties that would be performed by employees.

Item 1A. Risk Factors

Our business is subject to certain risks, including those described below. If any of the events described in the following risk factors actually occurs then our business, results of operations and financial condition could be materially adversely affected. More detailed information concerning these risks is contained in other sections of this registration statement, including “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Risks Relating to our Business

We are a holding company the principal assets of which are illiquid, ownership interests in NewStem and NetCo Partners.

Our Company’s primary assets are equity interests in NewStem and NetCo Partners. Our Executive Chairman, Jan Loeb, is also the Chairman of NewStem and through this shared management structure along with our 30.99% ownership interest in NewStem, we are able to exert significant influence over the operations of NewStem. Additionally, we are a 50% partner in NetCo and through our ownership interest, are able to exert significant influence over this entity and its operations.

We conduct no other business and, as a result, we depend entirely upon earnings and cash flow from NewStem and NetCo Partners. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries.

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Our investments in NewStem and NetCo are illiquid.

Our shares in NewStem and our ownership interest in NetCo Partners are illiquid and have extremely limited liquidity rights. The transferability of these interests is restricted under federal and state securities laws and the governing documents of each of NewStem and NetCo Partners.

We depend on our executive officers and consultants and other key individuals along with the executive officers and key individuals of NewStem to continue the implementation of our long-term business strategy and could be harmed by the loss of their services and our inability to make up for such loss with qualified replacements.

We believe that our continued growth and future success will depend in large part on the skills of our management team and the management teams of NewStem and NetCo Partners and our and our partners’ respective abilities to motivate and retain these individuals and other key individuals. Jan Loeb, our Executive Chairman, is also the Chairman of NewStem, and therefore has the shared responsibility of growing the business and operations of NewStem. The loss of any of their service could reduce our ability to successfully implement our long-term business strategy which may result in a loss of revenue, and the value of our common stock could be materially adversely affected. Leadership changes will occur from time to time and we cannot predict whether significant resignations will occur or whether NewStem will be able to recruit additional qualified personnel. We believe these management teams possess valuable knowledge about our, NewStem’s and NetCo’s respective industries and that their knowledge and relationships would be very difficult to replicate. The loss of key personnel, or the inability to recruit and retain qualified and talented personnel in the future, could have an adverse effect on the respective businesses of NewStem and NetCo, and, consequently, our business, financial condition and/or operating results.

We and NewStem have limited operating histories and have generated no revenue to date.

We and NewStem have a limited operating history and do not have a meaningful historical record of sales and revenues, nor do we or NewStem have an established business track record. While we believe that we have the opportunity to be successful, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will be able to achieve any significant levels of revenues or net income.

We have identified material weaknesses in our internal control and procedures and internal control over financial reporting.  If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

Maintaining effective internal control over financial reporting and effective disclosure controls and procedures are necessary for us to produce reliable financial statements.  We have re-evaluated our internal control over financial reporting and our disclosure controls and procedures and concluded that they were not effective as of September 30, 2022 and we concluded there was a material weakness in the design of our internal control over financial reporting.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

NewStem may be unable to respond effectively to technological changes in its industry, which could reduce the demand for its products and services.

NewStem’s future business success will depend upon its ability to maintain and enhance its product portfolio with respect to advances in technological improvements for certain products that meet customer needs and market conditions in a cost-effective and timely manner. NewStem may not be successful in gaining access to new products that successfully compete or are able to anticipate customer needs and preferences, and customers may not accept one or more of its products. If NewStem fails to keep pace with evolving technological innovations or fails to modify its products and services in response to customers’ needs or preferences, then NewStem’s and our business, financial condition and results of operations could be adversely affected.

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Rapid technological change could cause products to become obsolete, and if NewStem does not enhance its product offerings through research and development efforts, it may be unable to effectively compete.

The technologies underlying NewStem’s products are subject to rapid and profound technological change. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop services, products, or processes with significant advantages over the products, services, and processes that NewStem offers or is seeking to develop. Any such occurrence could have a material and adverse effect on NewStem’s and our business, results of operations and financial condition.

NewStem plans to enhance and broaden its product offerings in response to changing customer demands and competitive pressure and technologies. The success of any new product offering or enhancement to an existing product will depend on numerous factors, including the ability to:

-	Properly identify and anticipate physician and patient needs;
-	Develop and introduce new products or product enhancements in a timely manner;
-	Adequately protect intellectual property and avoid infringing upon the intellectual property rights of third parties;
-	Demonstrate the safety and efficacy of new products; and
-	Obtain the necessary regulatory clearances or approvals for new products or product enhancements.

If NewStem does not develop and, when necessary, obtain regulatory clearance or approval for new products or product enhancements in time to meet market demand, or if there is insufficient demand for these products or enhancements, its results of operations will suffer. NewStem’s research and development efforts may require a substantial investment of time and resources before it is adequately able to determine the commercial viability of a new product, technology, material or other innovation. In addition, even if NewStem is able to successfully develop enhancements or new generations of its products, these enhancements or new generations of products may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by changing customer preferences or the introduction by competitors of products embodying new technologies or features.

Our ongoing viability as a company depends on NewStem’s ability to successfully develop and commercialize its products.

NewStem is principally focused on utilizing proprietary hPSCs and HhPSCs in the development of diagnostic and therapeutic products in oncology. NewStem must develop diagnostics and therapeutics successfully test them for safety and efficacy in the targeted patient population and manufacture the finished drugs on a commercial scale to meet regulatory standards and receive regulatory approvals. The development and commercialization process is both time-consuming and costly, and involves a high degree of business risk. The results of pre-clinical and clinical testing of product candidates are uncertain, and there can be no assurance that NewStem will be able to obtain regulatory approvals of its product candidates. If obtained, regulatory approval may take longer or be more expensive than anticipated. Furthermore, even if regulatory approvals are obtained, NewStem’s products may not perform as we expect and NewStem may not be able to successfully and profitably produce and market any products. Delays in any part of the process or our inability to obtain regulatory approval of such products could adversely affect NewStem’s and, therefore, NovelStem’s future operating results by restricting (or even prohibiting) the introduction and sale of such products.

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The value of our investment in NetCo Partners and our ability to receive distributions may be affected by disputes between the Company and C.P. Group, our partner in NetCo Partners.

The Company and C.P. Group each own a 50% interest in NetCo Partners. The joint venture agreement governing NetCo Partners provides for mutual decision making among the Company and C.P. Group generally (subject to exceptions) and arbitration in the event any controversy or disagreement arises. The Company and C.P. Group are currently in arbitration as to ongoing scope and the operation of NetCo Partners. If we are unable to resolve such dispute in a manner favorable to the Company, our investment in NetCo Partners and our ability to continue to receive distributions from our interest in NetCo Partners could have an adverse effect on our business, financial condition or operating results.

NetCo Partners’ business is intensely competitive and “hit” driven. NetCo Partners may not deliver “hit” products and services, or consumers may prefer a competitors’ products or services over NetCo Partners.

Competition in the publishing and video game industries is intense. Many new products and services are regularly introduced in each major industry segment (console, mobile and PC), but only a relatively small number of “hit” titles account for a significant portion of total revenue in each segment. NetCo Partners’ competitors range from established interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the world. If NetCo Partner’s competitors develop and market more successful and engaging products or services, offer competitive products or services at lower price points, or if NetCo Partners does not develop high-quality, well-received and engaging products and services, NetCo Partners’ and our revenue, margins, and profitability will decline.

If NetCo Partners fails to develop relationships with new creative talent, its business could be adversely affected.

NetCo Partners’ business, in particular the trade publishing and media portions of the business, is highly dependent on maintaining strong relationships with the authors, illustrators and other creative talent who produce the products and services that are sold to its customers. Any overall weakening of these relationships, or the failure to develop successful new relationships, could have an adverse impact on NetCo Partners’ and the Company’s business and financial performance.

Risks relating to our common stock

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We are a holding company whose primary assets are our ownership of equity interests in NewStem and NetCo Partner. We conduct no other business and, as a result, we depend entirely upon NewStem’s and NetCo Partners’ earnings and cash flow. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from NewStem or NetCo. NewStem and/or NetCo may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service, appropriation to reserves prescribed by laws and regulations, covering losses in previous years, restrictions on the conversion of local currency into U.S. dollars or other hard currency, completion of relevant procedures with governmental authorities or banks and other regulatory restrictions. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

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Because we do not intend to pay any cash dividends on our common stock, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them. Shareholders may never be able to sell shares when desired. Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company. Under the JOBS Act, emerging growth companies can take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, without limitation, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory shareholder vote on executive compensation and golden parachute payments, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about our audit and the financial statements (auditor discussion and analysis). As a result of the foregoing, the information that we provide shareholders may be different than what is available with respect to other public companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933for complying with new or revised accounting standards. We plan to elect to use the extended period for compliance and, as a result, our financial statements may not be comparable to companies that comply with public company effective dates.

Reporting requirement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

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As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

There is a very limited trading market for our common stock and investors are not assured of the opportunity to sell their stock, should they desire to do so.

Our common stock is currently quoted on the OTC Pink Market. However, our stock has traded in very limited quantities in the past. We believe a significant factor in the limited market is our limited capitalization and liquidity, results of operation and the characterization of our stock as a “penny stock.” We hope to remedy our financial condition and results of operation in the future. This, in turn, may assist us in obtaining listing of our stock on other exchanges. However, there is no assurance that any of these objectives will be met or that the market will ever increase to a point where investors could sell their stock at a desirable price, should they desire to do so.

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The price of our common stock could be highly volatile.

Our shares of common stock are quoted on the OTC Pink Market. It is likely that our common stock will be subject to price volatility, low volumes of trades and large spreads in bid and ask prices quoted by market makers. Due to the low volume of shares traded on any trading day, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. No assurance can be given that an active market in our common stock will be sustained. If an active market does not continue, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

We may be deemed an investment company, which could impose on us burdensome compliance requirements.

The Investment Company Act of 1940, as amended (the “Investment Company Act”), requires companies to register as an investment company if they are engaged primarily in the business of investing, reinvesting, owning, holding, or trading securities. Generally, companies may be deemed investment companies under the Investment Company Act if they are viewed as engaging in the business of investing in securities or they own investment securities having a value exceeding 40% of certain assets. We are not in the business of investing, reinvesting, owning, holding or trading securities. However, if the Securities and Exchange Commission deems us to be an investment company, we may have imposed upon us additional burdensome requirements, including having to register as an investment company, adopting a specific form of corporation structure and having to comply with certain reporting, record keeping, voting, proxy, and disclosure requirements.  Such additional requirements would require us to incur additional costs and have an adverse effect on our results of operations and our ability to effectively carry out our business plan.

Item 2. Financial Information.

Management’s Discussion and Analysis of the Results of Operations

Statements in the following discussion and throughout this registration statement that are not historical in nature are “forward-looking statements.” You can identify forward-looking statements by the use of words such as “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. Although we believe the expectations reflected in these forward-looking statements are reasonable, such statements are inherently subject to risk and we can give no assurances that our expectations will prove to be correct. Actual results could differ from those described in this registration statement because of numerous factors, many of which are beyond our control. These factors include, without limitation, those described under Item 1A “Risk Factors” We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect actual outcomes.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto and other financial information appearing elsewhere in this Form 10.

Overview

We are a development stage company and reported net losses of $1,346,000 and $545,000 for the years ended December 31, 2021 and 2020, respectively, and $877,000 and $736,000 for the nine months ended September 30, 2022 and 2021, respectively. We had current assets of $37,000 and current liabilities of $193,00 as of December 31, 2021. As of December 31, 2020, our current assets and current liabilities were $121,000 and $69,000, respectively. As of September 30, 2022, our current assets and current liabilities were $66,000 and $126,000, respectively. We have prepared our financial statements for the years ended December 31, 2021 and 2020 and the nine months ended September 30, 2022 assuming that we will continue as a going concern. Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our shareholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions, large alternative minimum tax refunds, and short-term debt.

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Results of Operations.

Comparison of the twelve months ended December 31, 2021 and December 31, 2020

The following table sets forth certain operational data for the twelve months ended December 31, 2021, compared to the twelve months ended December 31, 2020:

	Twelve Months Ended December 31,
	2021	2020	Change
Operating expenses:
General and administrative expenses	$222,769	$150,708	$72,061
Stock compensation expense	272,766	79,587	193,179
Total operating expenses	495,535	230,295	265,240
Loss from operations	(495,535)	(230,295)	265,240
Interest (income) expense, net	6,825	(16,514)	23,339
Net loss before equity in net loss of equity method investees	(502,360)	(213,781)	(288,579)
Equity in net loss of equity method investees	(843,268)	(331,658)	(511,610)
Net loss	$(1,345,628)	$(545,439)	$(800,189)

Revenue.

During the twelve months ended December 31, 2021, and 2020, the Company had no revenue, therefore no customers accounted for 10% or more of our total net revenues.

Cost of Revenue.

Cost of Revenue for the twelve months ended December 31, 2021 and 2020 was $0 and $0, respectively. We had no revenues during those periods.

Gross Profit.

Consequently, we achieved a gross profit of $0 and $0 for the twelve months ended December 31, 2021 and 2020, respectively.

General and Administrative (“G&A”) and Stock Compensation Expenses

We incurred G&A expenses of $223,000 and $151,000 for the twelve months ended December 31, 2021 and 2020, respectively. The increase in G&A included increases in professional fees of $58,000, insurance premiums of $6,340 and investor relation costs of $4,100.

We incurred stock compensation expense of $273,000 and $80,000 for the twelve months ended December 31, 2021 and 2020, respectively. The increase of $193,000 in stock compensation expense is attributable to more stock options being granted during the twelve months ended December 31, 2021 compared to the previous twelve months.

Other Income (Expense), net.

We have generated other income of $0 and $17,000 for the twelve months ended December 31, 2021 and 2020, respectively. This other income generated during the twelve months ended December 31, 2020 is comprised of interest earned related to previous years alternative minimum tax refunds. Additionally, we incurred interest expense related to financing arrangements of $7,000 and $1,000, respectively, for the twelve months ended December 31, 2021 and 2020.

Income Tax Expense.

Our income tax expenses for the twelve months ended December 31, 2021 and 2020 were $0 and $0, respectively.

Equity in net loss of equity method investees.

We reported net loss from equity method investees of $843,000 and $332,000, respectively, for the twelve months ended December 31, 2021 and 2020. The net loss from equity method investees reported for the twelve months ended December 31, 2021 consisted of income allocated from NetCo of $21,000 and a net loss allocated from NewStem of $864,000. The net loss from equity method investees reported for the twelve months ended December 31, 2020 consisted of net income from NetCo of $9,400 and net loss of $341,000 from NewStem.

Net Loss

The net loss for the twelve months ended December 31, 2021 was $1,346,000 compared to a loss of $545,000 for the twelve months ended December 31, 2020. The difference relates to the increase in loss from equity method investees and the increased G&A and stock compensation expenses previously discussed.

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Comparison of the nine months ended September 30, 2022 and September 30, 2021

The following table sets forth certain operational data for the nine and three months ended September 30, 2022, compared to the nine and three months ended September 30, 2021:

	Nine Months Ended September 30			Three Months Ended September 30
	2022	2021	Change	2022	2021	Change
Operating expenses:
G&A expenses	$376,247	$136,047	$240,200	$131,060	$60,133	$70,927
Contra expenses - legal fees	(310,000)	-	(310,000)	-	-	-
Stock compensation expense	198,494	229,891	(31,397)	75,150	73,045	2,105
Total operating expenses	264,741	365,938	(101,197)	206,210	133,178	73,032
Loss from operations	(264,741)	(365,938)	(101,197)	(206,210)	(133,178)	73,032
Interest expense	5,542	4,417	1,125	3,530	2,205	1,325
Net loss before equity in net
loss of equity method investees	(270,283)	(370,355)	100,072	(209,740)	(135,383)	(74,357)
Equity in net loss of equity method investees	(606,736)	(365,543)	(241,193)	(85,532)	(196,333)	110,801
Net loss	$(877,019)	$(735,898)	$(141,121)	$(295,272)	$(331,716)	$36,444

Revenue.

During the nine and three months ended September 30, 2022, and 2021, the Company had no revenue, therefore no customers accounted for 10% or more of our total net revenues.

Revenue for the nine and three months ended September 30. 2022 and September 30, 2021 were $0 and $0, respectively.

Cost of Revenue.

Cost of Revenue for the nine and three months ended September 30, 2022 and 2021 was $0 and $0, respectively, as we had no Revenue

Gross Profit (Loss).

We achieved a gross profit of $0 for the nine and three months ended September 30, 2022 and 2021.

General and Administrative Expenses (“G&A”) and Stock Compensation Expense

The Company incurs G&A expenses primarily related to professional fees and insurance. We incurred G&A expenses of $376,000 and $138,000 for the nine months ended September 30, 2022 and 2021, respectively, and $131,000 and $60,000 for the three months ended September 30, 2022 and 2021, respectively. Specifically, professional fees increased by $199,000 in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 and $57,000 in the three months ended September 30, 2022 as compared to the three months ended September 30, 2021. Insurance costs increased by $34,000 in the nine months ended September 30, 2022 as compared to the same period in 2021 and $12,000 in the three months ended September 30, 2022 as compared to the three months ended September 30, 2021. Our increase in G&A expenses relates primarily to professional fees incurred in the audit of our financial statements for the years ended December 31, 2021 and 2020 and, in the preparation, and filing of our Form 10 registration statement.

Stock compensation expense decreased by $31,000 in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 due to a smaller number of options awarded in the current period as compared to the prior period.

During the nine months ended September 30, 2022 we recorded a contra expense of $310,000 which is comprised of funds from a litigation funding agreement. This agreement was signed during the first quarter of 2022 with Omni Bridgeway to fund our arbitration against our 50% joint venture partner in NetCo Partners, C.P. Group. This is a nonrecourse agreement, and the Company has no obligation to repay any funds received under the agreement. In the event of a favorable outcome, Omni Bridgeway would recover disbursed funding as part of their investment return.

As part of that funding arrangement, Omni Bridgeway agreed to reimburse NovelStem $310,000 which was comprised of $140,000 for reimbursement of previously incurred legal expenses and $170,000 for working capital needs including previously incurred general and administrative costs. There was no contra expense in the nine months ended September 30, 2021.

Other Expenses, net.

We incurred interest expense related to financing arrangements of $6,000 and $4,000, respectively, for the nine months ended September 30, 2022 and 2021 and $4,000 and $2,000, respectively for the three months ended September 30, 2022 and 2021.

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Income Tax Expense.

Our income tax expenses for the six and three months ended September 30, 2022 and 2021 was $0 and $0, respectively.

Equity in net loss of equity method investees.

We reported net losses from equity method investees in all periods presented. The net losses reported for the three and nine months ended September 30, 2022 were fully comprised of net losses from NewStem. The net losses reported for the nine months ended September 30, 2021 included net income of $9,000 from NetCo which was offset by net loss of $375,000 from NewStem.

Net Loss

The net loss for the nine months ended September 30, 2022 was $877,000 compared to a loss of $736,000 for the nine months ended September 30, 2021. The difference relates to the increase in loss from equity method investees reduced by the $310,000 in contra expenses and lower stock compensation expenses somewhat offset by higher general and administrative expenses including increased professional fees.

The net loss for the three months ended September 30, 2022 was $295,000 compared to a loss of $332,000 for the three months ended September 30, 2021. The difference relates to the decrease in loss from equity method investees and the higher general and administrative expenses including increased professional fees.

Liquidity and Capital Resources

We have never paid dividends on our common stock. Our present policy is to apply cash to investments in product development, acquisitions or expansion; consequently, we do not expect to pay dividends on common stock in the foreseeable future.

We expect to incur significantly greater expenses in the near future as we expand our business or enter into strategic partnerships. We also expect our general and administrative expenses to increase as we expand our finance and administrative staff, add infrastructure, and incur additional costs related to being a reporting act company, including directors’ and officers’ insurance and increased professional fees.

The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include additional financing and fundraising until its equity investment in NewStem is profitable. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from financing on terms acceptable to the Company, or that NewStem will become profitable.

In May 2022, the Company entered into an agreement with Jan Loeb, our Executive Chairman and Jerry Wolasky, a member of the Board, which was amended in July 2022, to borrow up to an aggregate of $600,000 for working capital needs. This agreement provides for funding through January 31, 2024, provides for interest at a rate of 8% per annum and matures the earlier of January 31, 2024 or 20 months from the date of the first funded amount unless the lenders agree to extend the due date at that time. As of the date of this registration statement, the Company has drawn down $200,000 under the aforementioned agreement.

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Net Cash Provided By (Used In) Operating Activities.

For the year ended December 31, 2021, net cash used in operating activities was $181,000, which consisted primarily of a net loss of $1,345,000, offset by noncash equity in loss of equity method investees of $865,000 and stock-based compensation of $273,000 and an increase in accrued liabilities and other payables of $24,000.

For the year ended December 31, 2020, net cash generated from operating activities was $419,000, which consisted primarily of a net loss of $545,000, offset by a non-cash equity loss of NewStem Ltd. of $341,000 and non-cash equity income allocated from NetCo of $9,000, stock-based compensation of $80,000, a $509,000 decrease in current assets and an increase in accrued liabilities and other payables of $35,000. The decrease in current assets related primarily to the collection of a refund receivable of a federal alternative minimum tax refund.

For the nine months ended September 30, 2022, net cash used in operating activities was $57,000 which consisted primarily of a net loss of $877,000, offset by a non-cash equity loss of NewStem Ltd. of $607,000 and stock-based compensation of $198,000 and a net increase in operating liabilities over operating assets of $15,000.

Net Cash Used In Investing Activities.

For the year ended December 31, 2021, no net cash was used in investing activities. For the year ended December 31, 2020 $1,000,000 was used in investing activities as we paid milestone payments to NewStem Ltd. for additional investment.

For the nine months ended September 30, 2022 and 2021, no net cash was used in investing activities.

Net Cash Provided By Financing Activities.

For the year ended December 31, 2021, net cash provided by financing activities was $100,000 consisting of short-term borrowings from a director.

For the year ended December 31, 2020, net cash provided by financing activities was $600,000 consisting of proceeds from the sale of stock.

For the nine months ended September 30, 2022, net cash provided by financing activities was $65,000 consisting of the funding of new related party debt and the retirement of previous related party debt.

For the nine months ended September 30, 2021, net cash provided by financing activities was $100,000 consisting of the funding of related party debt.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise out of normal business operations.

Contractual Obligations and Commercial Commitments

As of December 31, 2021, we did not have contractual obligations and commercial commitments.

Item 3. Properties.

Our corporate office is located at 2255 Glades Road, Boca Raton, FL 33431. We believe that our facilities are adequate for our current operations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of December 6, 2022, for each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each of our directors and all directors as a group. The Company has no executive officers. Except as indicated in footnotes to this table, we believe that the shareholders named in this table will have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.

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Security Ownership of Certain Beneficial Owners and Management

Name and Address of beneficial owner (6)	Amount and nature of beneficial ownership		Percent of total common equity (1)
Christine Jenkins	--		--
Michael Sosnowik	2,770,270		5.9%
Stephen Gans	5,537,978		11.8%
Jan Loeb	7,570,673	(2)(3)(4)	15.1%
Jerry Wolasky	10,122,973	(3)(4)	21.5%
Tracy Clifford	1,100,000	(4)	2.3%
Eric Richman	754,054	(3)(4)	1.5%
Mitchell Rubenstein	2,958,108	(4)(5)	6.1%
David Seltzer	4,028,378	(3)(4)	8.6%
All directors and officers as a group (seven persons)	26,484,186		49.4%

(1) Applicable percentage ownership is based on 46,881,475 shares of common stock outstanding as of December, 6, 2022, together with securities exercisable or convertible into shares of common stock within 60 days of December, 6, 2022. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of December, 6, 2022, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 1,108,108 held in an IRA and 874,528 held as Trustee for the Steinberg Family Trust. Includes warrants to purchase 2.25 million shares of common stock at an exercise price of $0.13 per share and options to purchase 1.10 million shares of common stock at an exercise price of $0.10 per share.

(3) Includes options to purchase 150,000 shares of common stock at an exercise price of $0.10 per share.

(4) Director.

(5) Includes options and warrants to purchase 1,850,000 shares of common stock at an exercise price of $0.10 per share.

(6) The address of each person is c/o NovelStem International Corp. 2255 Glades Road, Suite 221A, Boca Raton, FL 33431.

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Item 5. Directors and Executive Officers.

Biographical and certain other information concerning the Company’s officers and directors is set forth below. There are no familial relationships among any of our officers or directors. Except as indicated below, none of our directors is a director in any other reporting companies. None of our officers or directors has been affiliated with any company that has filed for bankruptcy within the last ten years except that Jan Loeb has previously been affiliated with Kid Brands, Inc., which filed for bankruptcy in June 2014. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. Unless otherwise indicated, there are no arrangements or understandings between any officer and any other person pursuant to which such person was selected as an officer.

Jan Loeb – Executive Chairman – 63 Mr. Loeb has more than 40 years of business, money management and investment banking experience. He has served as Chairman of our Board since July 2018 and on September 29, 2022 was appointed as Executive Chairman. He has been the Managing Member of Leap Tide Capital Management LLC since 2007 and has served as President and CEO of Acorn Energy, Inc. since January 2016 and as a Director since August 2015. He has been a Director of Keweenaw Land Association, Ltd. From 2005 to 2007, Mr. Loeb was President of Leap Tide’s predecessor, formerly known as AmTrust Capital Management Inc. He served as a Portfolio Manager of Chesapeake Partners from February 2004 to January 2005 and as Managing Director at Jefferies & Company, Inc. from 2002 to 2004. From 1994 to 2001, he served as Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.). Mr. Loeb was a Lead Director of American Pacific Corporation from 2013 to 2014 and a Director from 1997 to 2014. He also served as an Independent Director of Pernix Therapeutics Holdings Inc. (formerly, Golf Trust of America, Inc.) from 2006 to 2011 and as a Director of TAT Technologies, Ltd. from 2009 to 2016.

Christine Jenkins – Chief Financial Officer – 59 Ms. Jenkins has over thirty-five years of experience in public accounting, including audit, consulting and corporate tax. Ms. Jenkins is currently serving as a consultant providing audit and accounting consultation to publicly-traded and large privately held companies. From 2010 to 2018 Ms. Jenkins was an audit partner with Cherry Bekaert, LLP. Prior to Cherry Bekaert, from 1995 to 2010, Ms. Jenkins was a partner in a local accounting firm in Atlanta, GA. Prior experience included audit and tax positions in public accounting firms.

Mitchell Rubenstein – Director – 68 Mr. Rubenstein co-founded and served as Chairman of HMC from its inception to June 2018, during which period the company returned approximately $37 million to shareholders in the form of dividends and share repurchases, including a tender offer. He founded Syfy Channel and numerous other media and digital businesses.

Eric Richman – Director -61 Mr. Richman is a life science executive with significant leadership, operational and strategic experience from over 25 years in the field. He is currently The CEO of Gain Therapeutics and was a Venture Partner at Brace Pharma Capital and serves on the boards of LabConnect, F2G (board observer) and previously ADMA Biologics (NASDAQ: ADMA). Previously he served as President & CEO of PharmAthene and prior to that was part of the founding team at MedImmune, responsible for the U.S. launch of its first commercial product and an integral part of the global launch teams for other products. He began his career at HealthCare Ventures, a life-sciences focused VC firm and formerly was a Director of Lev Pharmaceuticals (sold to Viropharma) and American Bank (sold to Congressional Bancshares) and served as CEO of Tyrogenex (sold to Betta Pharma).

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David Seltzer – Director – 62 Mr. Seltzer is the CEO and Founder of Reliable 1 Laboratories LLC, a distributor of OTC medications and nutritional supplements to independent pharmacies, longterm care pharmacies, hospitals and government organizations. He is also a minority owner and Director at Leading Pharma LLC, a generic manufacturer of prescription drugs, having previously served as President and CEO and later Chairman of Hi-Tech Pharmacal Co., Inc., which was acquired by Akorn, Inc. for $640 million in 2014.

Jerry Wolasky – Director – 64 Mr. Wolasky has over 35 years’ experience in the wholesale Pharmaceutical business, most recently for the past 15 years in his current role as President of HealthSource Distributors LLC. He previously served in executive positions of increasing responsibility for AmerisourceBergen, and its predecessor company, Bergen Brunswig.

Tracy Clifford – Director -53 Ms. Clifford has over twenty years of experience in accounting and finance, including mergers and acquisitions of public companies. Ms. Clifford is the CFO of Acorn Energy, Inc. and COO of its operating subsidiary Omnimetrix Inc. and since 2015 she has served as a contract CFO and COO for several clients, participated on advisory boards and worked on numerous project engagements. Ms. Clifford previously served as CFO, Principal Accounting Officer, Corporate Controller and Secretary for a publicly traded pharmaceutical company and a publicly-traded REIT from 1999 to 2015. Ms. Clifford’s prior experience included accounting leadership positions at United Healthcare, the North Broward Hospital District and the audit team of Deloitte & Touche.

Changes in control

There are no arrangements which may at a subsequent date result in a change in control of the Company

Item 6. Executive Compensation.

Prior to being appointed as our Chief Financial Officer on September 29, 2022, beginning in March 2022, Ms. Jenkins served as our outside consultant providing certain financial services. Ms. Jenkins is paid on an hourly basis. Mr. Loeb was appointed as Executive Chairman on September 29, 2022 and does not receive any compensation for his role as an officer of the Company.

The Company pays compensation to its directors pursuant to the NovelStem International Corp. Equity Incentive Plan (the “Plan”).

The Plan provides for the grant to officers, directors, third party contractors and other future key employees of options to purchase shares of common stock. Under the Plan, the Company is authorized to issue up to 7,000,000 shares of common stock as equity awards under the Plan. Awards may be made in the form of options, stock appreciation rights (“SARs”), restricted stock or restricted stock units, or stock bonus awards in respect of the Company’s common stock of the Company. Grants to any single participant or non-executive director during any calendar year may not exceed 1,000,000 shares.

The purchase price may be paid in cash or at the end of the option term, if the option is “in-the-money”, it is automatically exercised “net”. In a net exercise of an option, the Company does not require a payment of the exercise price of the option from the optionee but reduces the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. Each option is exercisable to one share of the Company’s common stock.

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Options awarded under the Plan shall be awarded at an exercise price of not less than the fair market value of a share of our common stock as of the grant date and shall vest and become exercisable after a period not to exceed seven (7) years. SARs awarded under the Plan shall have a strike price per share of common stock of not less than the fair market value of a share of our common stock, provided that, in the case of a SAR granted in tandem with an option, the strike price shall not be less than the exercise price of the related option. A SAR granted in tandem with an option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding option, such date not to exceed seven (7) years of the grant date.

In the event of the termination of an employee, third party service provider, officer or Director’s service on the Board of the Company for any reason other than for cause, all of the Options which are then vested may be exercised within 18 months of such termination, provided that, in no event shall this extension period continue beyond the expiration of the term of the option(s). In addition, any such extension shall be applicable only to the extent that such option or options are vested and exercisable according to the terms of the Plan and any applicable option agreement. Any unvested options are immediately terminated on the effective date of the termination. In the event of termination of an employee, third party service provider, officer or Director’s service for cause, all options are forfeited and deemed cancelled and no longer exercisable as of the date of termination.

Director Compensation For The Fiscal Year Ended December 31, 2021

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Jan Loeb	-	-	14,500	-	-	-	14,500
Mitchell Rubenstein	-	-	14,500	-	-	-	14,500
Eric Richman	-	-	14,500	-	-	-	14,500
David Seltzer	-	-	14,500	-	-	-	14,500
Jerry Wolasky	-	-	14,500	-	-	-	14,500
Tracy Clifford	-	-	14,500	-	-	-	14,500
Directors as a Group			87,000				87,000

(1)	Grant date fair value computed in accordance with FASB ASC Topic 718

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Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee or persons participating in deliberations concerning executive officer compensation, as there was no executive officer compensation paid.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Jan Loeb, a director and the Executive Chairman of the Board, is also the Chairman of the Board of NewStem.

In June 2018, four directors participated in a financing conducted by the Company and purchased shares of our common stock as follows:

	Shares	Aggregate Purchase Price
Jan Loeb	1,000,000	$100,000
Jerry Wolasky	5,000,000	500,000
Mitchell Rubenstein	1,000,000	100,000
David Seltzer	3,000,000	300,000
Total	10,000,000	$1,000,000

On June 29, 2018, we issued five-year warrants to purchase up to 750,000 shares of common stock with an exercise price of $0.10 per share to Mitchell Rubenstein in consideration for services rendered to the Company. These warrants expire on June 28, 2023.

On June 29, 2018, we issued five-year warrants to purchase up to 2,250,000 shares of common stock with an exercise price of $0.13 per share to Jan Loeb in consideration for services rendered to the Company. These warrants expire on June 28, 2023.

In June 2020, three directors participated in a financing conducted by the Company and purchased shares of common stock as follows:

	Shares	Aggregate Purchase Price
Jan Loeb	1,000,000	$100,000
Jerry Wolasky	4,000,000	400,000
Eric Richman	500,000	50,000
Total	5,500,000	$550,000

On November 15, 2021, in connection with the June 2018 and June 2020 financings, the Company issued 1,729,729 shares of common stock to directors as a result of certain contingent assets not being realized, as required by the governing financing documents. A summary of the shares issued follows:

Shares
Jan Loeb	270,270
Mitchell Rubenstein	108,108
Jerry Wolasky	972,973
David Seltzer	324,324
Eric Richman	54,054
Total	1,729,729

On April 12, 2021, the Company entered into a promissory note (the “Note”) with Stephen Gans for $100,000. The Note accrued interest at 8% per annum and matured on April 12, 2022. The proceeds of this Note were used to pay operating expenses of the Company including directors and officer insurance premiums. Interest expense accrued related this this Note was $5,752 for the year ended December 31, 2021. The Note and all accrued interest were paid in full on February 16, 2022.

In May 2022, the Company entered into an agreement Jan Loeb and Jerry Wolasky, a member of the Board, which was amended in July 2022, to borrow up to an aggregate of $600,000 for working capital needs. This agreement provides for funding through January 31, 2024, provides for interest at a rate of 8% per annum and matures the earlier of January 31, 2024 or 20 months from the date of the first funded amount unless the lenders agree to extend the due date at that time. As of the date of this registration statement, the Company has drawn down $200,000 under the aforementioned agreement.

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2019, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Review, Approval or Ratification of Transactions with Related Persons

The Board conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. The Board has adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. In addition, the Board applies the following standards to such reviews: (i) all related party transactions must be fair and reasonable and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by the Board and (ii) all related party transactions should be authorized, approved or ratified by the affirmative vote of a majority of the directors who have no interest, either directly or indirectly, in any such related party transaction.

Director Independence.

We have determined that, under the criteria established by NASDAQ and by our board of directors, Tracy Clifford, Eric Richman, Mitchell Rubenstein and David Seltzer are independent.

20

Item 8. Legal Proceedings.

As noted above, NetCo owns all rights to the “Tom Clancy’s Net Force” intellectual property in all media, including film, television, and video games.  As part of the joint venture, NetCo has published more than a dozen books and had an ABC miniseries.

After Tom Clancy passed away in 2013, his estate and business partners refused to cooperate in exploiting the intellectual property.  After trying to amicably resolve the dispute, the Company initiated arbitration proceedings with the American Arbitration Association.  The Company’s arbitration demand asserts claims for breach of the joint venture agreement and breach of fiduciary duty.  Both claims arise from C.P. Group’s failure to make reasonable, good faith efforts to exploit the full array of media rights relating to Net Force.  The Company’s goal is to maximize the total potential value of the NetCo intellectual property across video games, streaming, digital media, merchandising and other ancillary markets.  The Company believes that the value of the intellectual property is significant.

The arbitration evidentiary hearing concluded on October 20, 2022, and the arbitrator ordered the parties to submit post-hearing briefs.  The final brief is due on January 26, 2023.  It is unknown as to how long the arbitrator will take to render his decision.

To fund efforts to maximize the value of NetCo, NovelStem has secured non-recourse litigation funding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters.

Market information

There is no established public trading market in our common stock, and a regular trading market may not develop, or if developed, may not be sustained. Our securities are currently quoted on the OTC Markets Pink under the symbol “NSTM”. The following reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal 2022
Quarter ended 12/31/2022 (through December 6, 2022)	$0.21	$0.11
Quarter ended 9/30/2022	$0.28	$0.14
Quarter ended 6/30/2022	$0.33	$0.18
Quarter ended 3/31/2022	$0.30	$0.13

Fiscal 2021
Quarter ended 12/31/2021	$0.31	$0.20
Quarter ended 9/30/2021	$0.35	$0.19
Quarter ended 6/30/2021	$0.35	$0.23
Quarter ended 3/31/2021	$0.30	$0.16

Fiscal 2020
Quarter ended 12/31/2020	$0.20	$0.05
Quarter ended 9/30/2020	$0.09	$0.05
Quarter ended 6/30/2020	$0.13	$0.07
Quarter ended 3/31/2020	$0.13	$0.08

Holders

As of December, 6, 2022 there were 46,881,475 shares of common stock outstanding held by approximately 90 record holders.

21

Dividends

We have never paid cash dividends on any of our capital stock and currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not expect to pay any dividends on any of our capital stock in the foreseeable future.

Securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	8,400,000	$0.13	1,600,000
Total	8,400,000	$0.13	1,600,000

Item 10. Recent Sales of Unregistered Securities.

In June and July 2018, we issued 19 million shares to ten investors for an aggregate purchase price of $1.9 million. Jan Loeb, Jerry Wolasky, Mitchell Rubenstein, and David Seltzer, members of our Board of Directors, participated in the financing.

On June 29, 2018, we issued five-year warrants to purchase up to 750,000 shares of common stock with an exercise price of $0.10 per share to Mitchell Rubenstein in consideration for services rendered to the Company. These warrants expire on June 28, 2023.

22

On June 29, 2018, we issued five-year warrants to purchase up to 2,250,000 shares of common stock with an exercise price of $0.13 per share to Jan Loeb in consideration for services rendered to the Company. These warrants expire on June 28, 2023.

In 2019 we issued options to purchase up to 300,000 shares of common stock at an exercise price of $0.10 per share to members of our Board pursuant to the Plan in consideration for their services on our Board.

On December 11, 2019, we issued 2,500,000 shares of common stock to Stephen Gans for a purchase price of $.10 per share.

On June 25, 2020, we issued 6,000,000 shares of common stock in consideration for a purchase price of $0.10 per share to three existing shareholders. Jan Loeb, Jerry Wolasky and Eric Richman, members of our Board of Directors, participated in the financing.

In 2020 we issued options to purchase up to 3,700,000 shares of common stock at an exercise price of $0.10 per share to members of our Board pursuant to the Plan in consideration for their services on our Board.

On November 15, 2021, in a noncash transaction, the Company issued approximately 3,000,000 shares of common stock to certain existing shareholders. The subscription agreements governing the original investments in June 2018 and June 2020 provided for the issuance of additional shares if certain contingent assets were not realized. It was determined during the year ended December 31, 2021 that the contingent asset would not be realized and such additional shares were issued for no additional consideration.

In 2022 we issued options to purchase up to 1,100,000 shares of common stock at an exercise price of $0.29 per share to members of our Board pursuant to the Plan in consideration for their services on our Board.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering, or in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about us or had adequate access, through their relationships with us, to information about us.

Item 11. Description of Registrant’s Securities to be Registered.

The following description summarizes the material terms of our capital stock as of the date of this registration statement. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Articles of Incorporation and our Bylaws, and to the provisions of applicable Florida law.

Common Stock

We are authorized to issue up to 100,000,000 shares of our common stock, par value $0.01. Each share of common stock entitles the holder to one (1) vote on each matter submitted to a vote of our shareholders, including the election of directors. There is no cumulative voting. Our shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Shareholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to our common stock. In the event of liquidation, dissolution or winding up of the Company, our shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

23

Preferred Stock

We are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01, in one or more classes or series. The Board of Directors is authorized to fix whether or not each class or series is to have voting rights and what the preferences and relative, participating or other special rights may be. The Board of Directors is authorized to determine the dividend rate and the manner and timing pursuant to which dividends are paid. No preferred stock is currently outstanding.

Options

We are authorized to up to 7 million shares of common stock pursuant to the Plan. As of the date of this registration statement, we have issued options to purchase up to an aggregate of 5.4 million shares of common stock with exercise prices ranging from $0.10 to $0.29 per share. Of the foregoing, 4.3 million options have vested and 1.1 million options will vest on January 1, 2023. The options expire seven years after the grant date.

Warrants

0n June 29, 2018, we issued five year warrants to purchase up to 750,000 shares of common stock with an exercise price of $0.10 per share. These warrants expire on June 28, 2023.

On June 29, 2018, we issued five year warrants to purchase up to 2,250,000 shares of common stock with an exercise price of $0.13 per share. These warrants expire on June 28, 2023.

Item 12. Indemnification of Directors and Officers.

The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) to indemnify its directors and officers to the extent provided for in the FBCA against liability which a director or officer may incur in his or her capacity as such. The Company’s Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors to the fullest extent not prohibited by law.

The Company has entered into agreements with each of its directors wherein it agreed to indemnify each of them to the fullest extent permitted by law, and the Company may from time to time enter into other agreements with such persons regarding such indemnification.

The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, the FBCA does not permit indemnification of a director or officer under certain circumstances, including in the event that a judgment or other final adjudication establishes that his or her actions or omissions were material to the cause of action so adjudicated and constitute: (a) violations of criminal laws, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) in the case of a director, a circumstance under which the director has liability for voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

24

The Company has obtained and currently intends to maintain in effect directors’ and officers’ liability insurance policies providing customary coverage for its directors and officers against losses and liabilities incurred by them in their capacities as directors and officers of the Company.

The above discussion of the Company’s Articles of Incorporation, indemnification agreements, and Florida laws, is only a general summary and is respectively qualified in its entirety by such documents and laws.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

25

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

The following financial statements are filed as part of this registration statement:

NOVELSTEM INTERNATIONAL CORP.

Years Ended December 31, 2021 and 2020

NOVELSTEM INTERNATIONAL CORP.

Nine Months Ended September 30, 2022 and 2021

NEWSTEM, LTD.

Years Ended December 31, 2021 and 2020

NEWSTEM, LTD

Nine Months Ended September 30, 2022 and 2021

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

NovelStem International Corp.

Boca Raton, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NovelStem International Corp. (the “Company”) as of December 31, 2021 and 2020, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 8, the accompanying financial statements referred to in the previous paragraph have been restated for a correction of an error.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2021.

Fort Lauderdale, Florida

August 1, 2022 (except for the effect of the restatement disclosed in Notes 3 and 8 as to which the date is October 11, 2022).

F-2

NOVELSTEM INTERNATIONAL CORP.
BALANCE SHEETS

	As of December 31,
	2021	2020
	Restated	Restated
ASSETS
Current assets:
Cash	$8,666	$89,594
Prepaid expenses	28,316	31,235
Total current assets	36,982	120,829
Investment in Netco Partners	137,011	137,011
Investment in NewStem, Ltd	2,435,155	3,299,713
Total assets	$2,609,148	$3,557,553
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,777	$29,071
Note payable	100,000	-
Accrued expenses	43,425	39,674
Total current liabilities	193,202	68,745
Commitments and contingencies (see Note 7)
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 50,316,672 and 47,316,674 shares issued, respectively, and 46,881,475 and 43,881,477 shares outstanding, respectively, as of December 31, 2021 and 2020	468,815	438,815
Additional paid-in capital	290,321,665	290,078,899
Accumulated deficit	(288,174,780)	(286,829,152)
Treasury stock, at cost, 3,435,197 shares at December 31, 2021 and 2020	(199,754)	(199,754)
Total shareholders’ equity	2,415,946	3,488,808
Total liabilities and shareholders’ equity	$2,609,148	$3,557,553

The accompanying notes are an integral part of these financial statements.

F-3

NOVELSTEM INTERNATIONAL CORP.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
	Restated	Restated
Operating expenses:
General and administrative expenses	$222,769	$150,708
Stock compensation expense	272,766	79,587
Total operating expenses	495,535	230,295
Loss from operations	(495,535)	(230,295)
Interest (income) expense	6,825	(16,514)
Loss before income taxes	(502,360)	(213,781)
Provision for income tax	-	-
Net loss before equity in net loss of equity method investees	(502,360)	(213,781)
Equity in net loss of equity method investees	(843,268)	(331,658)
Net loss	$(1,345,628)	$(545,439)

Basic and diluted net loss per share:
Net loss per share - basic and diluted	$(0.03)	$(0.01)
Weighted average number of shares outstanding – basic	44,259,559	40,988,326
Weighted average number of shares outstanding – diluted	44,259,559	40,988,326

The accompanying notes are an integral part of these financial statements.

F-4

NOVELSTEM INTERNATIONAL CORP.

STATEMENTS OF SHAREHOLDERS’ EQUITY

					Number
			Additional		of		Total
	Number of	Common	Paid-In	Accumulated	Treasury	Treasury	Shareholders’
	Shares	Stock	Capital	Deficit	Shares	Stock	Equity

Balance, January 1, 2020	37,881,477	$378,815	$289,459,312	$(286,283,713)	3,435,197	$(199,754)	$3,354,660
Net loss, restated	-	-	-	(545,439)	-	-	(545,439)
Proceeds from sale of stock	6,000,000	60,000	540,000	-	-	-	600,000
Stock option compensation	-	-	79,587	-			79,587

Balance December 31, 2020, Restated	43,881,477	438,815	290,078,899	(286,829,152)	3,435,197	(199,754)	3,488,808
Net loss, restated	-	-	-	(1,345,628)	-	-	(1,345,628)
Stock issued	2,999,998	30,000	(30,000)	-	-	-	-
Stock option compensation	-	-	272,766	-	-	-	272,766

Balance, December 31, 2021, Restated	46,881,475	$468,815	$290,321,665	$(288,174,780)	3,435,197	$(199,754)	$2,415,946

The accompanying notes are an integral part of these financial statements.

F-5

NOVELSTEM INTERNATIONAL CORP.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2021	2020
	Restated	Restated
Cash flows from operating activities:
Net loss	$(1,345,628)	$(545,439)
Equity in loss of equity method investees	864,558	331,658
Distribution from NetCo	-	9,375
Stock-based compensation	272,766	79,587
Change in operating assets and liabilities:
Current assets and other assets	2,919	508,866
Accounts payable and accrued expenses	24,457	35,291
Net cash provided from operating activities	(180,928)	419,338

Cash flows from investing activities:
Investment in NewStem, Ltd.	-	(1,000,000)
Net cash from investing activities	-	(1,000,000)

Cash flows from financing activities:
Proceeds from issuance of notes payable	100,000	-
Proceeds from the sale of stock	-	600,000
Net cash from financing activities	100,000	600,000

Net change in cash	(80,928)	19,338
Cash at the beginning of the year	89,594	70,256
Cash at the end of the year	$8,666	$89,594

Supplemental cash flow information:
Cash received during the year for:
Alternative minimum tax refund	$-	$518,819
Cash paid during the year for:
Interest	$1,073	$1,081

The accompanying notes are an integral part of these financial statements.

F-6

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

NOTE 1—NATURE OF OPERATIONS

Description of Business

NovelStem International Corp. (“NovelStem” or the “Company”) is a holding company whose principal assets are a 31.5% equity interest in NewStem Ltd, an Israeli biotech company (“NewStem”), and a 50% ownership interest in NetCo Partners (“NetCo”). NovelStem was formerly known as Hollywood Media Corp. The Company was incorporated in the State of Florida on January 22, 1993 and changed its name to NovelStem International Corp. in September 2018 as a result of its business focus shift from a media business to cutting edge biotech.

NewStem focuses on the development and commercialization of diagnostic technology that can predict patients’ anti-cancer drug resistance, allowing for targeted cancer treatments and the potential to reduce resistance to chemotherapy.

NetCo is a legacy media business interest which owns “Net Force”, a book publishing franchise.

Liquidity and Management’s Plans

Since inception, the Company has accumulated a deficit of approximately $288,000,000. The accumulated deficit of the Company subsequent to its business focus shift and name change in September 2018 is approximately $1,513,000 which is comprised primarily of allocated losses from equity method investments and general and administrative costs incurred by the Company.

The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include additional financing and fundraising until its equity investment in NewStem is profitable. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from financing on terms acceptable to the Company, or that NewStem will become profitable (see Note 3).

In the period subsequent to these financial statements, the Company entered into a financing agreement to borrow up to $600,000 for working capital needs (see Note 9). Following this financing, the Company believes that its cash resources are sufficient for the operations of the next 12 months.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Financial Accounting Standards Board (“FASB”) has established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

F-7

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

Cash and Cash Equivalents

Cash and cash equivalents include certain investments in highly liquid debt instruments with original maturities of three months or less at the date of purchase. The Company had no cash equivalents as of either year end presented.

Equity Investments

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors, including, among others, representation on the Investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Investee company. Under the equity method of accounting, an Investee company’s accounts are not reflected within the Company’s Balance Sheets or Statements of Operations; however, the Company’s share of the earnings or losses of the Investee company is reflected in the caption “Equity in net income (loss) of affiliates” in the Statements of Operations. The Company’s carrying value in an equity method Investee company is reflected in the caption “Investment in Investee company’ in the Company’s Balance Sheets.

When the Company’s carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company’s financial statements unless the Company guarantied obligations of the Investee company or has committed additional funding. When the Investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

The Company reviews equity investments for impairment on an annual basis, or earlier if events or changes in circumstances indicate that the carrying amounts might not be recoverable.

The Company holds a minority investment in an entity, NewStem, Ltd (“NewStem”) which is accounted for pursuant to the equity method of accounting. Additionally, the Company is a 50% owner in NetCo Partners (NetCo” which is accounted for pursuant to the equity method of accounting. See Note 3.

Treasury Stock

Shares of common stock repurchased are recorded at cost as treasury stock.

F-8

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

Stock-Based Compensation

The Company accounts for stock-based awards in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions to be measured and recognized in the financial statements based on a determination of the fair value of the stock options. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all stock options, the Company recognizes expense over on an accelerated basis over the requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Options awarded to purchase shares of common stock issued to non-employees in exchange for services are accounted for as variable awards in accordance with applicable accounting principles. Such options are valued using the Black-Scholes option pricing model.

In the event of the termination of an employee, third party service provider, officer or Director’s service on the Board of the Company for any reason other than for cause, all of the Options which are then vested may be exercised within 18 months of such termination, provided that, in no event shall this extension period continue beyond the expiration of the term of the option(s). In addition, any such extension shall be applicable only to the extent that such option or options are vested and exercisable according to the terms of the Plan and this Agreement. Any unvested options are immediately terminated on the effective date of the termination. In the event of termination of an employee, third party service provider, officer or Director’s service for cause, all Options are forfeited and deemed cancelled and no longer exercisable on the date of termination.

See Note 5 for the assumptions used to calculate the fair value of stock-based compensation. Upon the exercise of options, it is the Company’s policy to issue new shares rather than utilizing treasury shares.

Income Taxes

Deferred income taxes are determined using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) Topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income taxes is recognized in the statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

F-9

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

Basic and Diluted Net Loss Per Share

Basic net income per share is computed by dividing the net income by the weighted average number of shares outstanding during the year, excluding treasury stock. Diluted net income per share is computed by dividing the net income by the weighted average number of shares outstanding plus the dilutive potential of common shares which would result from the exercise of stock options and warrants. The dilutive effects of stock options and warrants are excluded from the computation of diluted net income per share if the effect of doing so would be antidilutive.

The following data represents the amounts used in computing earnings per share and the effect on net income (loss) and the weighted average number of shares of dilutive potential common stock:

	Year Ended December 31,
	2021	2020
	Restated	Restated
Net loss available to common shareholders	$(1,345,628)	$(545,439)

Weighted average shares outstanding:
-Basic	44,259,559	40,988,326
Add: Warrants	-	-
Add: Stock options	-	-
-Diluted	44,259,559	40,988,326

Basic and diluted net loss per share	$(0.03)	$(0.01)

NOTE 3—EQUITY METHOD INVESTMENTS

Investment in NewStem, Ltd.

In 2018, the Company entered into a Share Purchase Agreement with NewStem and other related parties to provide aggregate funding of up to $4,000,000 to NewStem Ltd. This funding was to be provided through the sale of up to 50,000 common shares of NewStem, Ltd. to the Company representing 33% of New Stem Ltd.’s outstanding shares. In 2018, the Company purchased 25,000 shares of NewStem, Ltd. for $2,000,000 acquiring an ownership interest of 20%. The Company made additional investments in 2019 and 2020 purchasing 12,500 shares each year for a $1,000,000 investment each year resulting in an ownership interest of 31.51% and 33.33%, respectively, as of December 31, 2021 and 2020.

The Company accounts for its investment in NewStem under the equity method. At December 31, 2021 and 2020, the carrying value of the investment in NewStem exceeded the underlying net assets of NewStem by $2,435,155 and $3,299,713, respectively. The excess relates to identified intangible assets including license agreements, specialized work force (goodwill) and two separate projects of in process research and development (“IPR&D”) related to stem cell-based diagnostics and therapeutics for cancer chemotherapies.

F-10

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

The Company assesses its investment in NewStem for impairment on an annual basis.

NewStem is in the development stage and has incurred losses since its inception and has yet to generate any revenues. NewStem will need to obtain additional funds to continue its operations. NewStem management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales of products or financing on terms acceptable to the Company. NewStem management reports fundraising activities in April 2022 that provide additional funding of approximately $1,600,000.

The following table represents the Company’s investment in NewStem Ltd.:

	Year Ended December 31,
	2021	2020
	Restated	Restated
Investment in NewStem, Ltd., beginning	$3,299,713	$2,640,746
Allocation of net loss from NewStem, Ltd.	(864,558)	(341,033)
Purchase of NewStem, Ltd shares	-	1,000,000
Investment in NewStem, Ltd., ending	$2,435,155	$3,299,713

The results of operations and financial position of the Company’s investment in NewStem Ltd. are summarized below:

	Year Ended December 31,
	2021	2020
Condensed income statement information:
Net sales	$-	$-
Gross margin	$-	$-
Net loss	$(2,630,000)	$(1,224,000)
Company’s allocation of net loss from NewStem, Ltd.	$(864,558)	$(341,033)

	As of December 31,
	2021	2020
Condensed balance sheet information:
Current assets	$1,425,000	$1,599,000
Non-current assets	$41,000	$14,000
Current liabilities	$227,000	$69,000
Non-current liabilities	$134,000	$-

F-11

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

Investment in NetCo Partners

NovelStem owns a 50% interest in NetCo Partners, a joint venture that owns the Net Force publishing franchise, NetCo Partners. The Company accounts for its investment in NetCo Partners under the equity method and recognizes nominal royalties from this arrangement. The Company assesses its investment in NetCo for impairment on an annual basis.

The following table represents the Company’s investment in NetCo Partners:

	Year Ended December 31,
	2021	2020
Investment in NetCo Partners, beginning	$137,011	$137,011
Allocation of net income from Netco Partners	21,290	9,375
Distribution from NetCo Partners	(21,290)	(9,375)
Investment in NetCo Partners, ending	$137,011	$137,011

The results of operations and financial position of the Company’s investment in NetCo Partners are summarized below:

	Year Ended December 31,
	2021	2020
Condensed income statement information:
Net sales	$42,580	$18,750
Gross margin	$-	$-
Net income	$42,580	$18,750
Company’s allocation of net income from Netco Partners	$21,290	$9,375

	As of December 31,
	2021	2020
Condensed balance sheet information:
Current assets	$13,475	$28,580
Non-current assets	$272,799	$272,799
Current liabilities	$12,252	$27,357
Non-current liabilities	$-	$-

F-12

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

NOTE 4—NOTE PAYABLE

On April 12, 2021, the Company entered into a promissory note (the “Note”) with a related party (individual) for $100,000. The Note accrues interest at 8% per annum and matured on April 12, 2022. The proceeds of this Note were used to pay operating expenses of the Company including directors and officer insurance premiums. Interest expense accrued related this this Note was $5,752 for the year ended December 31, 2021. The Note and all accrued interest were paid in full on February 16, 2022.

NOTE 5—EQUITY

(a) General

At December 31, 2021 and 2020 the Company had issued and outstanding 46,881,475 and 43,881,477, respectively, shares of its common stock, par value $0.01 per share. Holders of outstanding common stock are entitled to receive dividends when, as and if declared by the Board and to share ratably in the assets of the Company legally available for distribution in the event of a liquidation, dissolution or winding up of the Company.

On November 15, 2021, in a noncash transaction, the Company issued approximately 3,000,000 shares of common stock to existing holders of subscription agreements dated June 2020. These subscription agreements provided for the issuance of additional shares if certain contingent assets were not realized. It was determined during the year ended December 31, 2021 that the contingent asset would not be realized and the shares were issued.

(b) Summary Employee Option Information

The Company’s stock option plans provide for the grant to officers, directors, third party contractors and other future key employees of options to purchase shares of common stock. The purchase price may be paid in cash or at the end of the option term, if the option is “in-the-money”, it is automatically exercised “net”. In a net exercise of an option, the Company does not require a payment of the exercise price of the option from the optionee but reduces the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. Each option is exercisable to one share of the Company’s common stock. Most options expire within six years from the date of the grant and generally vest on the first anniversary date of their issuance. Pursuant to the Equity Incentive Plan the Company’s board of directors approved on November 12, 2018, an aggregate of 4,300,000 options have been issued to directors and investor relations professionals.

The Company utilized the Black-Scholes option-pricing model to estimate fair value, utilizing the following assumptions for the respective years (all in weighted averages):

	Year Ended December 31,
	2021	2020
Risk-free interest rate	1.6%	0.9%
Expected term, in years	6	6
Expected volatility	140.2%	171.9%
Expected dividend yield	0%	0%
Determined weighted average grant date fair value per option	$-	$0.09

F-13

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

The expected term of the options represents an estimate of the length of time until the expected date of exercising the options. Options granted have a maximum life of 6 years. With respect to determining expected exercise behavior, the Company has grouped its option grants into certain groups in order to track exercise behavior and establish historical rates. The Company estimated volatility by considering historical stock volatility over the expected term of the option. The risk-free interest rates are based on the U.S. Treasury yields for a period consistent with the expected term. The dividend yield of 0% is based on the Company’s history and expectation of dividend payout. The Company has not paid and does not anticipate paying of dividends in the near future.

(c) Summary Option Information

A summary of the Company’s option plans as of December 31, 2021 and 2020, as well as changes during each of the years then ended, is presented below:

	Year Ended December 31,
	2021		2020
	Number	Weighted	Number	Weighted
	of	Average	of	Average
	Options	Exercise	Options	Exercise
	(in shares)	Price	(in shares)	Price
Outstanding at beginning of year	4,300,000	0.10	600,000	0.10
Granted	-	-	3,700,000	0.10
Outstanding at end of year	4,300,000	0.10	4,300,000	0.10
Exercisable at end of year	4,300,000	0.10	600,000	0.10

Stock-based compensation expense was approximately $273,000 and $80,000 in the years ending December 31, 2021 and 2020, respectively.

The total compensation cost related to non-vested awards not yet recognized was approximately $273,000 as of December 31, 2020. All awards were vested as of December 31, 2021.

F-14

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

(d) Warrants

The Company has issued warrants at exercise prices equal to or greater than market value of the Company’s common stock at the date of issuance. A summary of warrant activity follows:

Year Ended December 31,
	2021		2020
	Number of	Weighted	Number	Weighted
	shares	Average	of	Average
	underlying	Exercise	Options	Exercise
	warrants	Price	(in shares)	Price
Outstanding at beginning of year	3,000,000	0.12	3,000,000	0.12
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or expired	-	-	-	-
Outstanding at end of year	3,000,000	0.12	3,000,000	0.12

The warrants outstanding at December 31, 2021 have a weighted average remaining contractual life of approximately 1.5 years.

NOTE 6—INCOME TAXES

For the years ended December 31, 2021 and 2020, the Company incurred net operating losses and, accordingly, no provision for income taxes has been recorded. In addition, no benefit for income taxes has been recorded due to the uncertainty of the realization of any tax assets. At December 31, 2021 and 2020, the Company had approximately $118,000,000 and $141,000,000, respectively of net operating losses subject to IRC Section 382 limitations, of which $6,200,000 and $6,000,000, respectively, were available for carryforward after the consideration of IRC Section 382 limitations. State of Florida net operating losses available for carryforward approximate the federal net operating loss carryforward amounts.

The federal and state net operating losses expire beginning in 2021. Approximately $23,000,000 and $3,000,000, respectively, of federal and state losses expired in December 2021. The Company has approximately $1,635,000 in federal and state losses that do not expire. The remaining losses expire from 2022 through 2036. The majority of these expiring losses are further limited by IRC section 382 as shown in the deferred tax table below. All such deferred tax assets have been offset with a full valuation allowance.

F-15

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

The Company’s income tax provision differs from the expense that would result from applying statutory rates to income before taxes. A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Year Ended December 31,
	2021	2020
	Restated	Restated
Computed tax at the federal statutory rate of 21%	$(303,582)	$(114,542)
Penalties	-	11
State income taxes, net of federal income tax benefit	(13,191)	(4,977)
Change in federal valuation allowance	316,773	119,508
Total provision for income tax	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets as of December 31, 2021 and 2020 consist of the following:

	As of December 31,
	2021	2020
	Restated	Restated
Outside tax basis difference in equity investments	$1,700,000	$1,700,000
Federal and state net operating loss carryforwards available after consideration of IRC Section 382 limitations	1,676,585	1,594,884
Charitable contribution carryforward	-	47,329
General business credit	41,551	41,551
Stock compensation	99,103	26,820
Total deferred tax assets	3,517,239	3,410,584
Federal and state net operating loss carryforwards subject to IRC Section 382 limitations	28,425,763	33,470,874
Less valuation allowance for net operating loss limitations	(28,425,763)	(33,470,874)
Valuation allowance	(2,482,298)	(2,008,207)
Subtotal deferred tax assets	1,034,941	1,402,377
Deferred tax liability, equity method intangible assets	(1,034,941)	(1,402,377)
Net deferred tax assets	$-	$-

Management has evaluated all tax positions that could have a significant effect on the combined financial statements and determined the Companies had no significant uncertain income tax positions at December 31, 2021 and 2020.

During the year ended December 31, 2020, the Company received a refund of 2019 alternative minimum taxes in the amount of $518,819.

F-16

NOVELSTEM INTERNATIONAL CORP.

Notes to Financial Statements

NOTE 7—COMMITMENTS AND CONTINGENCIES

The Company is the claimant in an arbitration proceeding against their 50% partner in NetCo Partners. The Company initiated the arbitration proceeding in an effort to maximize the total potential value to be derived from fully utilizing the NetCo Partners intellectual property across publishing, entertainment, digital media, merchandising and other ancillary markets. Arbitration proceedings for the joint owners of NetCo Partners are scheduled during 2022.

NOTE 8 – CORRECTION OF ERROR

The accompanying financial statements have been restated to reflect additional losses from the Company’s equity method investment in NewStem. The previously issued financial statements as of and for the years ended December 31, 2021 and 2020, contained an error whereby the Company suspended and deferred the recording of allocated losses from NewStem of $843,268 and $35,462, respectively. The Company had recorded losses to offset its memo investment account to zero, but failed to record losses to offset the financial basis differential maintained in intangible asset memo accounts.

The following is a summary of the restatements:

	December 31, 2021
	Originally Reported	Adjustment	Restated
Total current assets	$36,982	$-	$36,982
Investment in NewStem, Ltd	3,335,175	(900,020)	2,435,155
Total assets	3,509,168	(900,020)	2,609,148
Total current liabilities	193,202	-	193,202
Stockholders’ equity	3,315,966	(900,020)	2,415,946

	December 31, 2020
	Originally Reported	Adjustment	Restated
Total current assets	$120,829	$-	$120,829
Investment in NewStem, Ltd	3,335,175	(35,462)	3,299,713
Total assets	3,593,015	(35,462)	3,557,553
Total current liabilities	68,745	-	68,745
Stockholders’ equity	3,524,270	(35,462)	3,488,808

F-17

	Year Ended December 31, 2021
	Originally Reported	Adjustment	Restated
Loss before income taxes	$(502,360)	$-	$(502,360)
Provision for income tax	-	-	-
Net loss before equity in net loss of equity method investees	(502,360)	-	(502,360)
Equity in net income (loss) of equity method investees	21,290	(864,558)	(843,268)
Net loss	(481,070)	(864,558)	(1,345,628)

	Year Ended December 31, 2020
	Originally Reported	Adjustment	Restated
Loss before income taxes	$(213,781)	$-	$(213,781)
Provision for income tax	-	-	-
Net loss before equity in net loss of equity method investees	(213,781)	-	(213,781)
Equity in net loss of equity method investees	(296,196)	(35,462)	(331,658)
Net loss	(509,977)	(35,462)	(545,439)

NOTE 9—SUBSEQUENT EVENTS

The Company granted 1,100,000 stock options to directors in January 2022.

On February 11, 2022, the Company entered into a nonrecourse litigation funding agreement (the “Agreement”) with Omni Bridgeway (Fund 4) Invt. 3 L.P. (“Omni”) related to an ongoing arbitration proceeding disclosed in Note 7. The Agreement provides for Omni to fund all costs related to the arbitration up to $1,000,000 in exchange for an assignment of a certain portion of rights to and interest in claims related to this arbitration. The agreement provides for specific calculations of the portion of any claims collected to be received by Omni with the remainder collectible by the Company.

In May 2022, the Company entered into a finance agreement with two individuals who are shareholders and directors, which was amended in July 2022, to borrow up to $600,000 for working capital needs. This agreement provides for funding through January 31, 2024, provides for interest at a rate of 8% per annum and matures the earlier of January 31, 2024 or 20 months from the date of the first funded amount unless the shareholders agree to extend the due date at that time. The Company received advances of $100,000 pursuant to this agreement in May 2022, subsequent to the date of these financial statements.

F-18

NOVELSTEM INTERNATIONAL CORP.
CONDENSED BALANCE SHEETS

	As of
	September 30,	December 31,
	2022	2021
	(Unaudited)

ASSETS
Current assets:
Cash	$16,892	$8,666
Prepaid expenses	48,940	28,316
Total current assets	65,832	36,982
Investment in Netco Partners	137,011	137,011
Investment in NewStem Ltd	1,828,419	2,435,155
Total assets	$2,031,262	$2,609,148

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,460	$49,777
Note payable	-	100,000
Accrued expenses	64,172	43,425
Total current liabilities	125,632	193,202

Long-term note payable, including accrued interest	168,209	-
Total liabilities	293,841	193,202

Commitments and contingencies (see Note 7)
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 50,316,672 shares issued, and 46,881,475 shares outstanding as of September 30, 2022 and December 31, 2021	468,815	468,815
Additional paid-in capital	290,520,159	290,321,665
Accumulated deficit	(289,051,799)	(288,174,780)
Treasury stock, at cost, 3,435,197 shares as of September 30, 2022 and December 31, 2021	(199,754)	(199,754)
Total shareholders’ equity	1,737,421	2,415,946
Total liabilities and shareholders’ equity	$2,031,262	$2,609,148

The accompanying notes are an integral part of these condensed financial statements.

F-19

NOVELSTEM INTERNATIONAL CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Operating expenses:
General and administrative expenses	$376,247	$136,047	$131,060	$60,133
Contra expenses - legal fees and administrative costs (Note 8)	(310,000)	-	-	-
Stock compensation expense	198,494	229,891	75,150	73,045
Total operating expenses	264,741	365,938	206,210	133,178
Loss from operations	(264,741)	(365,938)	(206,210)	(133,178)
Interest expense	5,542	4,417	3,530	2,205
Loss before income taxes	(270,283)	(370,355)	(209,740)	(135,383)
Provision for income tax	-	-	-	-
Loss before equity in net loss of equity method investees	(270,283)	(370,355)	(209,740)	(135,383)
Equity in net loss of equity method investees	(606,736)	(365,543)	(85,532)	(196,333)
Net loss	$(877,019)	$(735,898)	$(295,272)	$(331,716)

Basic and diluted net loss per share:
Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.01)	$(0.01)

Weighted average number of shares outstanding – basic and diluted	46,881,475	43,881,477	46,881,475	43,881,477

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-20

NOVELSTEM INTERNATIONAL CORP.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

For the Three and Nine Months Ended September 30, 2022:

			Additional		Number of		Total
	Number of	Common	Paid-In	Accumulated	Treasury	Treasury	Shareholders’
	Shares	Stock	Capital	Deficit	Shares	Stock	Equity

Balance, January 1, 2022	46,881,475	$468,815	$290,321,665	$(288,174,780)	3,435,197	$(199,754)	$2,415,946
Net loss	-	-	-	(217,464)	-	-	(217,464)
Stock option compensation	-	-	49,011	-	-	-	49,011
Balance, March 31, 2022	46,881,475	$468,815	$290,370,676	$(288,392,244)	3,435,197	$(199,754)	$2,247,493
Net loss	-	-	-	(364,283)	-	-	(364,283)
Stock option compensation	-	-	74,333	-	-	-	74,333
Balance, June 30, 2022	46,881,475	$468,815	$290,445,009	$(288,756,527)	3,435,197	$(199,754)	$1,957,543
Net loss	-	-	-	(295,272)	-	-	(295,272)
Stock option compensation	-	-	75,150	-	-	-	75,150
Balance, September 30, 2022	46,881,475	$468,815	$290,520,159	$(289,051,799)	3,435,197	$(199,754)	$1,737,421

For the Three and Nine Months Ended September 30, 2021:

			Additional		Number of		Total
	Number of	Common	Paid-In	Accumulated	Treasury	Treasury	Shareholders’
	Shares	Stock	Capital	Deficit	Shares	Stock	Equity

Balance, January 1, 2021	43,881,477	$438,815	$290,078,899	$(286,829,152)	3,435,197	$(199,754)	$3,488,808
Net loss	-	-	-	(212,593)	-	-	(212,593)
Stock option compensation	-	-	83,400	-	-	-	83,400
Balance March 31, 2021	43,881,477	438,815	290,162,299	(287,041,745)	3,435,197	(199,754)	3,359,615
Net loss	-	-	-	(191,588)	-	-	(191,588)
Stock option compensation	-	-	73,446	-	-	-	73,446
Balance, June 30, 2021	43,881,477	438,815	290,235,745	(287,233,333)	3,435,197	(199,754)	3,241,473
Net loss	-	-	-	(331,716)	-	-	(331,716)
Stock option compensation	-	-	73,045	-	-	-	73,045
Balance, September 30, 2021	43,881,477	$438,815	$290,308,790	$(287,565,049)	3,435,197	$(199,754)	$2,982,802

The accompanying notes are an integral part of these condensed financial statements.

F-21

NOVELSTEM INTERNATIONAL CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30,
	2022	2021

Cash flows from operating activities:
Net loss	$(877,019)	$(735,898)
Equity in loss of equity method investees	606,736	365,543
Distribution from NetCo Partners	-	9,290
Stock-based compensation	198,494	229,891
Change in operating assets and liabilities:
Current assets and other assets	(20,624)	2,547
Accounts payable and accrued expenses	35,639	1,655
Net cash from operating activities	(56,774)	(126,972)

Cash flows from financing activities:
Proceeds from (repayment of) short-term note payable	$(100,000)	$100,000
Proceeds from long-term notes payable	165,000	-
Net cash from financing activities	65,000	100,000

Net change in cash	8,226	(26,972)
Cash at the beginning of the period	8,666	89,594
Cash at the end of the period	$16,892	$62,622

Supplemental cash flow information:
Cash paid during the period for:
Interest	$8,085	$4,417

The accompanying notes are an integral part of these condensed financial statements.

F-22

NOVELSTEM INTERNATIONAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—NATURE OF OPERATIONS

Description of Business

NovelStem International Corp. (“NovelStem” or the “Company”) is a holding company whose principal assets are a 30.99% equity interest in NewStem Ltd, an Israeli biotech company (“NewStem”), and a 50% equity interest in NetCo Partners (“NetCo”). NovelStem was formerly known as Hollywood Media Corp. The Company was incorporated in the State of Florida on January 22, 1993 and changed its name to NovelStem International Corp. in September 2018 as a result of its business focus shift from a media business to biotech.

NewStem focuses on the development and commercialization of diagnostic technology that can predict patients’ anti-cancer drug resistance, allowing for targeted cancer treatments and the potential to reduce resistance to chemotherapy. NewStem is collaborating with life sciences companies for the development of drugs and reagents. NetCo is a legacy media business interest which owns “Net Force”, a book publishing franchise.

Liquidity and Management’s Plans

Since inception, the Company has accumulated a deficit of approximately $289,000,000. The accumulated deficit of the Company subsequent to its business focus shift and name change in September 2018 is approximately $2,390,000 which is comprised primarily of allocated losses from equity method investments and general and administrative costs incurred by the Company.

The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include additional financing and fundraising until its equity investment in NewStem is profitable. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from financing on terms acceptable to the Company, or that NewStem will become profitable.

The Company entered into a financing agreement with related parties to borrow up to $600,000 for working capital needs (see Note 4). Following this financing, the Company believes that its cash resources are sufficient for the operations of the next twelve months.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Financial Accounting Standards Board (“FASB”) has established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative GAAP.

The accompanying unaudited condensed financial statements included in this report have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting and include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation. These condensed financial statements have not been audited. The results of operations for the nine-month periods ended September 30, 2022 and 2021 are not necessarily indicative of the operating results for the full year.

F-23

Certain information and footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations for interim reporting. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the Company’s Form 10 filed with the Securities and Exchange Commission on August 2, 2022 for the years ended December 31, 2021 and 2020.

Equity Investments

Investee companies that are not consolidated, but over which the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an investee depends on an evaluation of several factors, including, among others, representation on the investee company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the investee company. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s balance sheets or statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Equity in net income (loss) of investee company” in the statements of operations. The Company’s carrying value in an equity method investee company is reflected in the caption “Investment in investee company’ in the Company’s balance sheets.

The Company reviews equity investments for impairment on an annual basis, or earlier if events or changes in circumstances indicate that the carrying amounts might not be recoverable.

The Company holds a minority investment in an entity, NewStem, which is accounted for pursuant to the equity method of accounting. Additionally, the Company is a 50% partner in NetCo (which is accounted for pursuant to the equity method of accounting. See Note 3.

Basic and Diluted Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of shares outstanding during the period, excluding treasury stock. Diluted net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares outstanding plus the dilutive potential of common shares which would result from the exercise of stock options and warrants. The dilutive effects of stock options and warrants are excluded from the computation of diluted net income (loss) per share if the effect of doing so would be antidilutive.

The following data represents the amounts used in computing earnings per share and the effect on net income (loss) and the weighted average number of shares of dilutive potential common stock (unaudited):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021
Net loss available to common shareholders	$(877,019)	$(735,898)	$(295,272)	$(331,716)

Weighted average shares outstanding:
-Basic	46,881,475	43,881,477	46,881,475	43,881,477
Add: Warrants	-	-	-	-
Add: Stock options	-	-	-	-
-Diluted	46,881,475	43,881,477	46,881,475	43,881,477

Basic and diluted net loss per share	$(0.02)	$(0.02)	$(0.01)	$(0.01)

F-24

NOTE 3—EQUITY METHOD INVESTMENTS

Investment in NewStem

In 2018, the Company entered into a Share Purchase Agreement with NewStem and other related parties to provide aggregate funding of up to $4,000,000 to NewStem. This funding was to be provided through the sale of up to 50,000 common shares of NewStem to the Company representing 33% of New Stem’s outstanding shares. In 2018, the Company purchased 25,000 shares of NewStem for $2,000,000 acquiring an ownership interest of 20%. The Company made additional investments in 2019 and 2020 purchasing 12,500 shares each year for a $1,000,000 investment each year resulting in an ownership interest of 31.51% as of September 30, 2021. The Company’s ownership interest is 30.99% as of September 30, 2022 as a result of the issuance of additional NewStem shares to new investors.

The Company accounts for its investment in NewStem under the equity method. At September 30, 2022 and December 31, 2021, the carrying value of the investment in NewStem exceeded the underlying net assets of NewStem by $1,828,419 and $2,435,155, respectively. The excess relates to identified intangible assets including license agreements, specialized work force (goodwill) and two separate projects of in process research and development (“IPR&D”) related to stem cell-based diagnostics and therapeutics for cancer chemotherapies.

The Company assesses its investment in NewStem for impairment on an annual basis.

NewStem is in the development stage and has incurred losses since its inception and has yet to generate any revenues. NewStem will need to obtain additional funds to continue its operations. NewStem management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales of products or financing on terms acceptable to the Company. NewStem entered into a share purchase agreement with two investors for the purchase of 2,647 ordinary shares for total consideration of $800,000. Based on NewStem’s agreement with one of its other shareholders, NewStem is entitled to a matching investment (“the matching investment”) which will bring the total funding to $1,600,000. As of September 30, 2022, the matching investment has not yet been received.

The following table represents the Company’s investment in NewStem:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(Unaudited)
Investment in NewStem, beginning	$2,435,155	$3,299,713
Allocation of net loss from NewStem	(606,736)	(864,558)
Investment in NewStem, ending	$1,828,419	$2,435,155

F-25

The results of operations of the Company’s investment in NewStem is summarized below (unaudited):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021

Condensed income statement information:
Net sales	$-	$-	$-	$-
Gross margin	$-	$-	$-	$-
Net loss	$(1,935,000)	$(1,132,000)	$(276,000)	$(589,000)
Company’s allocation of net loss from NewStem	$(606,736)	$(374,833)	$(85,532)	$(196,333)

The financial position of the Company’s investment in NewStem is summarized below:

	As of
	September 30, 2022	December 31, 2021
	(Unaudited)
Condensed balance sheet information:
Current assets	$573,000	$1,425,000
Non-current assets	$27,000	$41,000
Current liabilities	$104,000	$227,000
Non-current liabilities	$112,000	$134,000

Investment in NetCo

NovelStem owns a 50% interest in NetCo, a joint venture that owns the Net Force publishing franchise. The Company accounts for its investment in NetCo under the equity method and recognizes nominal royalties from this arrangement. The Company assesses its investment in NetCo for impairment on an annual basis.

The following table represents the Company’s investment in NetCo:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
	(Unaudited)
Investment in NetCo, beginning	$137,011	$137,011
Allocation of net income from Netco	-	21,290
Distribution from NetCo	-	(21,290)
Investment in NetCo, ending	$137,011	$137,011

F-26

The results of operations of the Company’s investment in NetCo is summarized below (unaudited):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021

Condensed income statement information:
Net sales	$-	$18,580	$-	$-
Gross margin	$-	$-	$-	$-
Net income	$-	$18,580	$-	$-
Company’s allocation of net income from NetCo	$-	$9,290	$-	$-

The financial position of the Company’s investment in NetCo is summarized below:

	As of
	September 30, 2022	December 31, 2021
	(Unaudited)
Condensed balance sheet information:
Current assets	$1,223	$13,475
Non-current assets	$272,799	$272,799
Current liabilities	$-	$12,252
Non-current liabilities	$-	$-

NOTE 4—NOTES PAYABLE RELATED PARTIES

On April 12, 2021, the Company entered into a promissory note (the “Note”) with a related party (individual) for $100,000. The Note accrued interest at 8% per annum and matured on April 12, 2022. The proceeds of this Note were used to pay operating expenses of the Company. Interest expense related to this Note was $1,198 for the nine months ended September 30, 2022. The Note and accrued interest of $6,752 were paid in full on February 16, 2022.

In May 2022, the Company entered into long-term notes payable in the form of finance agreements with two individuals who are related parties, which were amended in July 2022, to borrow up to $600,000 for working capital needs. One of the individuals is a director and shareholder, the other is our Executive Chairman who is also a shareholder. These agreements provide for funding through January 31, 2024, provide for interest at a rate of 8% per annum and mature the earlier of January 31, 2024 or twenty months from the date of the first funded amount (May 2022) unless the shareholders agree to extend the due date at that time. The balance outstanding on these notes was $165,000 as of September 30, 2022. Related interest accrued and payable at maturity is $3,209 at September 30, 2022.

F-27

NOTE 5—EQUITY

(a) General

At September 30, 2022 and December 31, 2021, the Company had issued and outstanding 46,881,475 shares of its common stock, par value $0.01 per share. Holders of outstanding common stock are entitled to receive dividends when, as and if declared by the Board and to share ratably in the assets of the Company legally available for distribution in the event of a liquidation, dissolution or winding up of the Company.

(b) Summary Employee Option Information

The Company’s stock option plan provides for the grant to officers, directors, third party contractors and other future key employees of options to purchase shares of common stock. The purchase price may be paid in cash or at the end of the option term. If the option is “in-the-money”, it is automatically exercised “net”. In a net exercise of an option, the Company does not require a payment of the exercise price of the option from the optionee but reduces the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. Each option is exercisable to one share of the Company’s common stock. Most options expire within six years from the date of the grant and generally vest on the first anniversary date of their issuance. Pursuant to the Equity Incentive Plan the Company’s board of directors approved on November 12, 2018, an aggregate of 5,400,000 options have been issued to directors and investor relations professionals.

The Company utilized the Black-Scholes option-pricing model to estimate fair value, utilizing the following assumptions for the respective periods (all in weighted averages):

	Nine Months Ended September 30,
	2022	2021
Risk-free interest rate	1.5%	1.6%
Expected term of options, in years	3.9	6
Expected annual volatility	185.8%	140.2%
Expected dividend yield	0%	0%
Determined weighted average grant date fair value per option	$0.27	$-

The expected term of the options represents an estimate of the length of time until the expected date of exercising the options. Options granted have a maximum life of 6 years. With respect to determining expected exercise behavior, the Company has grouped its option grants into certain groups to track exercise behavior and establish historical rates. The Company estimated volatility by considering historical stock volatility over the expected term of the option. The risk-free interest rates are based on the U.S. Treasury yields for a period consistent with the expected term. The dividend yield of 0% is based on the Company’s history and expectation of dividend payout. The Company has not paid and does not anticipate paying dividends in the near future.

F-28

(c) Summary Option Information

A summary of the Company’s option plans for the nine months ended September 30, 2022, is presented below (unaudited):

	Number	Weighted
	of	Average
	Options	Exercise
	(in shares)	Price
Outstanding, December 31, 2021	4,300,000	$0.10
Granted	1,100,000	0.29
Outstanding, September 30, 2022	5,400,000	$0.14
Exercisable, September 30, 2022	4,300,000	$0.14

Stock-based compensation expense was approximately $198,000 and $75,000 in the nine months and three months ended September 30, 2022, respectively. Stock-based compensation expense was approximately $230,000 and $73,000 for the nine months and three months ended September 30, 2021, respectively.

The total compensation cost related to non-vested awards not yet recognized was approximately $100,000 as of September 30, 2022. As of September 30, 2022, 1,100,000 options were unvested. These options vest one year from their grant date which is January 2023.

(d) Warrants

The Company has issued warrants at exercise prices equal to or greater than the market value of the Company’s common stock at the date of issuance. A summary of warrant activity follows (unaudited):

	Number of	Weighted
	shares	Average
	underlying	Exercise
	warrants	Price
Outstanding, December 31, 2021	3,000,000	$0.12
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-
Outstanding, September 30, 2022	3,000,000	$0.12

The warrants outstanding at September 30, 2022 have a weighted average remaining contractual life of approximately nine months.

F-29

NOTE 6—INCOME TAXES

The Company’s income tax provision differs from the expense that would result from applying statutory rates to income (loss) before taxes. A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows (unaudited):

	Nine Months Ended September 30,
	2022	2021
Computed tax at the federal statutory rate of 21%	$(184,174)	$(176,854)
State income taxes, net of federal income tax benefit	(38,106)	(36,591)
Change in federal valuation allowance	222,280	213,445
Total provision for income tax	$-	$-

	Three Months Ended September 30,
	2022	2021
Computed tax at the federal statutory rate of 21%	$(62,007)	$(69,660)
State income taxes, net of federal income tax benefit	(12,829)	(14,413)
Change in federal valuation allowance	74,836	84,073
Total provision for income tax	$-	$-

NOTE 7—COMMITMENTS AND CONTINGENCIES

The Company is the claimant in an arbitration proceeding against their 50% partner in NetCo. The Company initiated the arbitration proceeding in an effort to maximize the total potential value to be derived from fully utilizing the NetCo intellectual property across publishing, entertainment, digital media, merchandising and other ancillary markets. Arbitration hearings were held at the end of July 2022. During the proceedings the arbitrator put the arbitration on hold and asked the parties to try and negotiate a settlement. Arbitration proceedings were concluded in October 2022 and legal counsel for both parties are in the process of filing final briefs which are due to the arbitrator in January 2023. It is unknown as to how long the arbitrator will take to render his decision.

NOTE 8—LITIGATION FUNDING AGREEMENT

On February 11, 2022, the Company entered into a nonrecourse litigation funding agreement (the “Agreement”) with Omni Bridgeway (Fund 4) Invt. 3 L.P. (“Omni”) related to an ongoing arbitration proceeding disclosed in Note 7. The Agreement provides for Omni to fund all costs related to the arbitration up to $1,000,000 in exchange for an assignment of a certain portion of rights to and interest in claims related to this arbitration. The agreement provides for specific calculations of the portion of any claims collected to be received by Omni with the remainder collectible by the Company. During the nine months ended September 30, 2022, the Company received $310,000 pursuant to this agreement for the reimbursement of legal costs and working capital expenditures, including previously incurred general and administrative costs.

NOTE 9—SUBSEQUENT EVENTS

As disclosed in Note 4, the Company has in place notes payable with related parties. The Company received total advances of $35,000 related to these agreements in October 2022, subsequent to the date of these financial statements. To date, the Company has received advances of $200,000 pursuant to these agreements.

In November 2022, these notes payable were amended to increase the interest rate to 10% per annum on all future advances.

F-30

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of NewStem Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of NewStem Ltd. as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Somekh Chaikin

Member Firm of KPMG International

We have served as the Company’s auditor since 2021.

Tel Aviv, Israel

July 17, 2022

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee

F-31

NewStem Ltd.

Balance Sheets as of December 31,

		2021	2020
	Note	US$ thousands	US$ thousands
Assets

Current assets
Cash and cash equivalents	3	601	790
Marketable securities	7	-	778
Prepaid share-based payment	8C	771	-
Other accounts receivable	4	53	31

Total current assets		1,425	1,599

Non-current assets
Property and equipment, net	5	41	14

Total assets		1,466	1,613

Liabilities and shareholders’ equity

Current liabilities
Accrued expenses and other payables	6	127	69
Other liabilities	9B	100	-

Total Current liabilities		227	69

Non-current liabilities
Convertible financial instrument	8E	134	-

Total liabilities		361	69

Shareholders’ equity	8
Ordinary shares		*	*
Additional paid-in capital		6,734	4,543
Accumulated deficit		(5,629)	(2,999)

Total shareholders’ equity		1,105	1,544

Total liabilities and shareholders’ equity		1,466	1,613

Ayelet Dilion Mashiah
CEO

Date of approval of the financial statements: July 17, 2022.

* Represents an amount lower than $1 thousands.

The accompanying notes are an integral part of the financial statements.

F-32

NewStem Ltd.

Statements of Operations for the Year Ended December 31

		2021	2020
	Note	US$ thousands	US$ thousands
Operating expenses

Research and development expenses		2,451	1,100
Less – Grants received		(90)	(200)
Research and development expenses, net		2,361	900

General and administrative expenses		264	331

Operating loss		2,625	1,231

Financial expenses )income(, net	10	5	(7)

Loss for the year		2,630	1,224

The accompanying notes are an integral part of the financial statements.

F-33

NewStem Ltd.

Statements of Changes in Shareholders’ Equity

			Additional
			paid-in	Accumulated
	Ordinary shares		capital	deficit	Total
	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands
Balance as of January 1, 2020	137,500	*	3,224	(1,775)	1,449

Issuance of ordinary shares	12,500	*	1,000	-	1,000
Stock based compensation	-	-	319	-	319
Loss for the year	-	-	-	(1,224)	(1,224)

Balance as of December 31, 2020	150,000	*	4,543	(2,999)	1,544

Issuance of ordinary shares in exchange of services	8,696	*	1,952	-	1,952
Stock based compensation	-	-	239	-	239
Loss for the year	-	-	-	(2,630)	(2,630)

Balance as of December 31, 2021	158,696	*	6,734	(5,629)	1,105

* Represents an amount less than $1 thousands.

The accompanying notes are an integral part of the financial statements.

F-34

NewStem Ltd.

Statements of Cash Flows for the year ended December 31

	2021	2020
	US$ thousands	US$ thousands
Cash flows from operating activities

Loss for the year	(2,630)	(1,224)

Adjustments required to reconcile loss to net cash used in operating activities:

Depreciation	12	6
Revaluation of marketable securities	4	(7)
Stock based compensation	1,420	319
Increase in other accounts receivable	(22)	(9)
Increase in other liabilities	100	-
Accrued expenses and other payables	58	27

Net cash used in operating activities	(1,058)	(888)

Cash flows from investing activities

Proceeds from the sale of marketable securities	774	-
Purchase of property and equipment	(39)	(9)

Net cash provided by (used in) investing activities	735	(9)

Cash flows from financing activities

Proceeds from a convertible financial instrument	134	-
Issuance of shares	-	1,000

Net cash provided by financing activities	134	1,000

Net (decrease) increase in cash and cash equivalents	(189)	103

Cash and cash equivalents at the beginning of the year	790	687

Cash and cash equivalents at the end of the year	601	790

The accompanying notes are an integral part of the financial statements.

F-35

NewStem Ltd.

Notes to the Financial Statements for the year ended December 31, 2021

Note 1 - General

A.	NewStem Ltd. (“the Company”) was incorporated in September 2016 under the laws of the State of Israel and commenced its business operations in July 2018.

B.	The Company is a development stage company utilizing its pioneering intellectual property related to haploid human embryonic stem cells for the development of personalized diagnostics and therapeutics for genetic and epigenetic diseases.

C.	Since inception, the Company has accumulated a deficit of $5,629 thousand.
The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales of products or financing on terms acceptable to the Company. Following the fund-raising mentioned in note 13, the Company believes that its cash resources are sufficient for the operations of the next 12 months.

D.	Definitions

In these financial statements –

1.	The Company – NewStem Ltd.
2.	Related Party – Within its meaning in ASC 850, “Related Party Transactions”.

Note 2 - Significant Accounting Policies

The significant accounting policies applied on a consistent basis are as follows:

A.	Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

B.	Presentation of financial information

The currency of the primary economic environment in which the Company conducts its operations is the U.S. dollar. Accordingly, the Company uses the U.S. dollar as its functional and reporting currency.

C.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding transactions or matters the final effect of which on the financial statements cannot be accurately determined at the time of their preparation. Even though the estimates and assumptions are based on management’s best judgment, the final effect of such transactions or matters may be different from the estimates and assumptions made in their respect.

As applicable to these financial statements, the most significant estimates and assumptions relate to stock-based compensation.

F-36

D.	Cash and cash equivalents

Cash and cash equivalents include short-term bank deposits with an original maturity not exceeding three months, that is not restricted for use.

E.	Property and equipment

Property and equipment are stated at cost. Depreciation is computed by using the straight-line method, over the assets’ estimated useful life.

The annual depreciation rate for Software and Computers is 33%.

Estimates of the depreciation method, useful life and residual value are reviewed at least at the end of each reporting year and adjusted as necessary.

Long-lived assets, including definite life intangible assets, held and used by the Company, are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of the assets may not be recoverable. No such impairment was recorded in 2021 or 2020.

F.	Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and marketable securities.

Cash and cash equivalents are invested in a major bank in Israel. Management believes that the financial institution that hold the Company’s investments are financially sound and, accordingly, a minimal credit risk exists with respect to these investments.

The marketable securities consisted of mutual fund investment which invest in highly rated debentures. Management is of the opinion that the credit risk in respect to these securities is insignificant. The marketable securities were sold during 2021.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

G.	Severance pay

Pursuant to Section 14 of the Severance Compensation Law, 1963 (“Section 14”), the Company’s employees, covered by this section, are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies and/or pension funds. Payments in accordance with Section 14 release the Company from any liability for future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet. As of December 31, 2021 and 2020, all of the Company’s employees are included under Section 14.

H.	Marketable securities

Marketable securities are recorded at fair value. Changes in fair value of the securities are reported as financial income or expenses in the statement of operations.

I.	Research and development costs

Research and development expenses consist mainly of labor costs. Costs are expensed as incurred.

A grant received is presented as an offset from research and development expenses. See also Note 2M.

F-37

J.	Income taxes

Deferred income taxes are determined using the asset and liability method in accordance with Accounting Standards Codification (“ASC”) Topic 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income taxes are measured using enacted tax rates expected to apply to taxable income in years in which such temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income taxes is recognized in the statement of operations of the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

K.	Fair value of financial instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, trade payables and other liabilities approximate their fair value due to the short-term maturity of such instruments.

The Company adopted ASC 820 Fair Value Measurements (“ASC 820”) which clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	-	Other inputs that are directly or indirectly observable in the marketplace.

Level 3	-	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

L.	Stock-based compensation

The Company accounts for its stock options grants under the fair value recognition provisions of ASC Topic 718. The Company currently uses the straight-line amortization method for recognizing share option compensation costs. The Company recognizes compensation cost for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date.

The Company records prepaid share-based payment as an asset in cases where a fully vested equity award was granted but the services have not been fully received, as required by ASC 718-10 stock compensation.

F-38

M.	Grants received

The Company receives from time-to-time grants from various sources to fund certain research and development activities. To date, the grants’ terms have stated that if such research and development activities are not successful, the Company would not be obligated to refund any payment previously received. Given such terms, since the financial risk associated with the research and development remains with the grantor, the Company does not recognize a liability associated with such funding.

Grants that do not include a specific deliverable in the terms are offset from research and development expenses.

N.	Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to put all leases on their balance sheets, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15,2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is currently evaluating the effect that ASU 2016-02 will have on its consolidated financial statements and related disclosures.

Note 3 - Cash and Cash Equivalents

The Company’s cash and cash equivalents balance at December 31, 2021 and 2020, is denominated in the following currencies:

	December 31
	2021	2020
	US$ thousands	US$ thousands
US Dollars	371	769
New Israeli Shekels	97	21
Great British Pound	133	-

	601	790

F-39

Note 4 - Other Accounts Receivable

	December 31
	2021	2020
	US$ thousands	US$ thousands
Government institutions	52	22
Prepaid expenses	1	9

	53	31

Note 5 - Property and Equipment, net

	December 31
	2021	2020
	US$ thousands	US$ thousands
Cost:
Software and Computers	62	23

Accumulated depreciation:
Software and Computers	21	9

Depreciated cost	41	14

Note 6 – Accounts payable

	December 31
	2021	2020
	US$ thousands	US$ thousands
Employees and payroll accruals	104	62
Accrued expenses and other payables	23	7

	127	69

Note 7 - Marketable Securities

The marketable securities as of December 31, 2020 are an investment in a mutual fund, which invests in dollar-linked channels. During 2021, the Company had sold its marketable securities.

F-40

Note 8 - Share Capital

Composition:

	As of December 31, 2021
		Issued and
	Authorized	fully paid
	Number of shares

Ordinary shares NIS 0.01 par value (“Ordinary Shares”)	1,000,000	158,696

	As of December 31, 2020
		Issued and
	Authorized	fully paid
	Number of shares

Ordinary shares NIS 0.01 par value	1,000,000	150,000

A.	In 2016, the Company issued to its founders 100,000 Ordinary Shares.

B.	On June 2018, the Company entered into an investment agreement for the issuance of 50,000 Ordinary Shares, representing 33% of the Company’s issued and outstanding shares for a total consideration of $4,000 thousands. In 2018, the Company issued to its investors 25,000 Ordinary Shares for a total amount of $2,000 thousands. The remainder of the investment in the amount of $2,000 thousands was subject to two equal tranches milestones. During 2019 the Company issued additional 12,500 Ordinary Shares for a total amount of $1,000 thousands.

In 2020, the Company met all milestones set in the investment agreement. As such, the 3rd and last investment tranche $1,000 thousands was paid during 2020 and an additional 12,500 Ordinary Shares were issued.

C.	In September 2021, the Company signed a service agreement with a third-party in which such third party committed to provide the Company certain services in exchange to 5% (fully diluted) of the Company’s Ordinary Shares amounting to 8,696 Ordinary Shares. The Company recognized the transaction based on the fair value of the shares at $1,952 thousands. However, as part of the services was rendered in 2022, the Company recognized a balance of approximately $771 thousands as Prepaid share-based payment.

D.	Stock option plan:

In 2018 the Company adopted a stock option plan for its employees, service providers and officers, pursuant to which, and to a resolution of the Company’s board of directors dated October 31, 2018, the Company reserved for issuance 6,250 Ordinary Shares.

In June 2021, the Company increased its reserved stock option plan to 13,654 Ordinary Shares.

The contractual life of the share option is 10 years from the respective date of grant. Share options to employees, service providers and officers granted under the stock option plan shall be vesting in installments, gradually over a period of 4 years from the grant date.

F-41

Below is a summary of employee option activity under the Company’s equity incentive plan during the current year:

	Year ended December 31, 2021
			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Number of	exercise price	contractual	value
	options	US$	term (years)	US$ thousands
Outstanding at the
Beginning of the year	7,636	51.85
Granted	5,509	278.00

Outstanding at the end of the year	13,145	146.63	8.25	1,475

Exercisable at the end of the year	6,332	46.05	7.23	1,260

1.	The aggregate intrinsic value represents the total intrinsic value (the difference between the Company’s stock fair value on December 31, 2021 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2021.

2.	Fair value measurement:

The fair value of each option granted during 2021 and 2020 was estimated on the date of grant, using the Binomial model taking into account the following assumptions:

	2021	2020
Dividend yield	0%	0%
Expected volatility	76%	89%
Weighted average risk-free interest	1.5%	1.36%
Expected life	10 years	10 years

Expected volatility was calculated based on market benchmarks.

Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares.

The expected option term represents the period that the Company’s share options are expected to be outstanding. Since the options were granted to executives, the assumption is that the option will be exercised close to the expiration date. The risk-free interest rate is based on the yield from U.S. Federal Reserve rates. The Company has historically not paid dividends and has no plans to pay dividends in the foreseeable future.

F-42

D.	Stock option plan (cont’d):

3.	The following table sets forth the total stock-based compensation expense resulting from stock options included in the statements of operations.

	December 31
	2021	2020
	US$ thousands	US$ thousands
Research and development	185	220
General and administrative	54	99

Total stock-based compensation expense	239	319

E.	Convertible Financial Instruments

In November 2021, the Company signed a Simple Agreement for Future Equity (“SAFE”) with an investor in the amount of 100 thousand Great British Pound (“GBP”) (approximately US$134 thousands). According to the agreement, the SAFE does not bear interest and is convertible to the Company’s ordinary shares, as follows:

(a)	In the event of a financing round of at least 1 million GBP, the SAFE will be automatically converted into ordinary shares at the price determined in such round;
(b)	In the event that the financing round is below 1 million GBP, the SAFE may be converted into ordinary shares at the price determined in such round, at the discretion of the investor;
(c)	If no financing round occurs, the SAFE amount shall automatically be converted into ordinary shares at the earlier of: (a) an M&A transaction – using the price per share determined in such transaction, or (b) 36 months after the date of the agreement, at the fair market value of an ordinary share at that time.

The SAFE was treated for accounting purposes as a liability, since this arrangement is settled in a variable number of shares and the investor is not exposed to the changes in the fair value of the shares during the period from the transfer of funds until conversion.

The convertible financial instrument is presented at fair value. Due to the proximity of the agreement to the balance sheet date, it was determined that there was no change to the fair value since receipt of the proceeds, and the convertible financial instrument was presented at $134 thousands. The convertible financial instrument is considered a Level 3 fair value measurement.

F-43

Note 9 - Commitments and Contingent Liabilities

A.	Royalties

As part of the Company’s research and development efforts, the Company received licenses to use intellectual property developed by Yissum Research and Development Company of the Hebrew University of Jerusalem (“Yissum”) and New York Stem Cell Foundation (“NYSCF”). During 2017, Yissum and NYSCF granted the Company an exclusive license to make commercial use of that intellectual property, in order to develop, manufacture, market, distribute or sell products, subject to certain terms and events. In consideration for the grant of the license, the Company shall pay Yissum and NYSCF royalties at a rate of up to 3% of the net sales and sublicense fees at a rate of up to 12% of sublicense consideration, subject to certain terms, as set forth in the agreement. As of December 31, 2021, the Company has yet to incur revenues, therefore no provision was recorded for these commitments in the financial statements.

B.	Research Agreement

During December 2021, the Company received a prepayment of $100 thousand as part of a research agreement with a third-party, which was finalized in 2022. The research agreement determines that the Company will use its intellectual property to further develop know-how that will allow the third party to use such developed know-how for its commercial purposes. The total consideration for the research, to be paid over two years, amounts to $500 thousand. The third party shall pay the Company royalties of up to 3.5% from any sales that include the Company’s developed know-how, and additional royalties for any sublicense, as set forth in the research agreement.

Note 10 - Financial Expenses (Income), net

	December 31
	2021	2020
	US$ thousands	US$ thousands
Bank commissions	1	1
Revaluation of marketable securities to market value	4	(7)
Currency exchange differences	-	(1)

	5	(7)

F-44

Note 11 - Related Parties

The Company engaged with its shareholders to receive consulting services and lab renting.

Transactions

	Year ended	Year ended
	December 31	December 31
	2021	2020
	US$ thousands	US$ thousands
Research and development expenses	309	329

The Company leases a laboratory from a shareholder. The lease is for an initial three-year term expiring in June 2021. The Company extended the lease until June 2022 and it has an option to further extend the term for an additional one-year period. Each party shall be entitled to terminate the agreement within 30 days’ notice.

The lease has been classified as an operating lease and the expenses are included in the data presented above. Total lease cost associated with this lease for the year ended December 31, 2021 and 2020 was US$48 thousand and US$35 thousand, respectively.

Note 12 - Taxes on Income

A.	The Company is incorporated in Israel and is subject to Israeli taxation.

B.	The Israeli corporate income tax rate was 23% in 2021 and 2020.
The main reconciling items from the statutory tax rate of the Company to the effective tax rate (0%) is the change in valuation allowance (see note 12D) and non-deductible expenses.

C.	Net operating loss carried forward

As of December 31, 2021, the Company has net operating tax losses carried forward indefinitely of approximately $3.1 million, (December 31, 2020 - $2.1 million).

D.	Deferred income taxes

The tax effects of temporary differences that give rise to significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2021	2020
	US$ thousands	US$ thousands
Deferred tax assets:
Net operating losses	719	474
Research and development credit carried forward	230	163
Provision for employees ‘benefits	4	10
	953	647

Less valuation allowance	(953)	(647)

Net deferred tax assets	-	-

F-45

D.	Deferred income taxes (cont’d)

The Company has provided a full valuation allowance in respect of deferred tax assets resulting from the tax loss carried forward. Management currently believes that, since the Company has a history of losses, it is more likely than not that the deferred tax assets related to the loss carried forward and other temporary differences will not be realized in the foreseeable future.

Note 13 – Subsequent Events

On April 30, 2022, the Company signed a share purchase agreement with two investors for the purchase of 2,647 Ordinary Shares of the Company (par value ILS 0.01) for a total consideration of US$800 thousands. Based on the Company’s agreement with one of its shareholders, that shareholder is committed to invest a matching amount which will bring the total funding to US$1,600 thousands.

F-46

NewStem Ltd.

Condensed Interim Balance Sheets as of

(Unaudited)

	September 30	December 31
	2022	2021
	US$ thousands	US$ thousands
Assets

Current assets
Cash and cash equivalents	519	601
Prepaid share-based payment	-	771
Other accounts receivable	54	53
Total current assets	573	1,425

Non-current assets
Property and equipment, net	27	41

Total assets	600	1,466

Liabilities and shareholders’ equity

Current liabilities
Accrued expenses and other payables	87	127
Other liabilities	17	100
Total current liabilities	104	227

Non-current liabilities
Convertible financial instrument	112	134
Total liabilities	216	361

Shareholders’ equity
Ordinary shares	*	*
Additional paid-in capital	7,948	6,734
Accumulated deficit	(7,564)	(5,629)
Total shareholders’ equity	384	1,105

Total liabilities and shareholders’ equity	600	1,466

/s/ Ayelet Dilion Mashiah
Ayelet Dilion Mashiah
CEO

Date of approval of the financial statements: November 2, 2022

* Represents an amount lower than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

F-47

NewStem Ltd.

Condensed Interim Statements of Operations for the

(Unaudited)

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands
Operating expenses

Research and development expenses	1,917	1,055
Less – grants and participations received	(183)	(90)
Research and development expenses, net	1,734	965

General and administrative expenses	210	163

Operating loss	1,944	1,128

Financial (income) expenses, net	(9)	4

Loss for the period	1,935	1,132

The accompanying notes are an integral part of the condensed interim financial statements.

F-48

NewStem Ltd.

Condensed Interim Statements of Changes in Shareholders’ Equity

(Unaudited)

			Additional
			paid-in	Accumulated
	Ordinary shares		capital	deficit	Total
	Number of shares	US$ thousands	US$ thousands	US$ thousands	US$ thousands
For the nine - month period ended
September 30, 2022

Balance as of January 1, 2022	158,696	*	6,734	(5,629)	1,105

Issuance of ordinary shares, net	2,647	*	800	-	800
Share based compensation	-	-	414	-	414
Loss for the period	-	-	-	(1,935)	(1,935)

Balance as at September 30, 2022	161,343	*	7,948	(7,564)	384

For the nine - month period ended
September 30, 2021

Balance as of January 1, 2021	150,000	*	4,543	(2,999)	1,544

Issuance of ordinary shares in exchange
of services, net	8,696	*	1,952	-	1,952
Share based compensation	-	-	154	-	154
Loss for the period	-	-	-	(1,132)	(1,132)

Balance as of September 30, 2021	158,696	*	6,649	(4,131)	2,518

* Represents an amount less than $1 thousand.

The accompanying notes are an integral part of the condensed interim financial statements.

F-49

NewStem Ltd.

Condensed Interim Statements of Cash Flows for the

(Unaudited)

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands
Cash flows from operating activities

Loss for the period	(1,935)	(1,132)

Adjustments required to reconcile loss for the period to net cash used in operating activities:

Depreciation	14	8
Revaluation of marketable securities	-	4
Revaluation of convertible financial instrument	(22)	-
Share based compensation	1,185	336
Increase in other accounts receivable	(1)	(47)
Increase (decrease) in accrued expenses and other payables	(40)	11
Decrease in other liabilities	(83)	-

Net cash used in operating activities	(882)	(820)

Cash flows from investing activities

Proceeds from the sale of marketable securities	-	774
Purchase of property and equipment	-	(26)

Net cash provided by investing activities	-	748

Cash flows from financing activities

Proceeds from issuance of ordinary shares, net	800	-

Net cash provided by financing activities	800	-

Net decrease in cash and cash equivalents	(82)	(72)

Cash and cash equivalents at the beginning of the period	601	790

Cash and cash equivalents at the end of the period	519	718

The accompanying notes are an integral part of the condensed interim financial statements.

F-50

NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of September 30, 2022

Note 1 - General

A.	NewStem Ltd. (“the Company”) was incorporated in September 2016 under the laws of the State of Israel and commenced its business operations in July 2018.

B.	The Company is a development stage company utilizing its pioneering intellectual property related to haploid human embryonic stem cells for the development of personalized diagnostics and therapeutics for genetic and epigenetic diseases.

C.	Since inception, the Company has accumulated losses of $7,564 thousand.
The Company will need to obtain additional funds to continue its operations. Management’s plans with regard to these matters include continued development, marketing and licensing of its products, as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient cash from sales of products or financing on terms acceptable to the Company.

The company currently has agreements in place and draft agreements that will provide cash resources that should suffice for the operations of the next 12 months. If the draft agreements do not materialize to final agreements, the Company may incur difficulties to continue to operate its business and that may raise doubt about its ability to continue as a going concern. The interim financial statements do not include any adjustments that might result from the outcome of these uncertainties.

D.	Definitions

In these financial statements –

1.	The Company – NewStem Ltd.
2.	Related Party – Within its meaning in ASC 850, “Related Party Transactions”.

Note 2 - Basis of Presentation

The accompanying condensed interim balance sheet as of September 30, 2022, and the condensed interim statements of operations, changes in shareholders’ equity and cash flows for the nine-month period ended September 30, 2022 are unaudited. These unaudited condensed interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The unaudited condensed interim financial statements contain all adjustments which, in the opinion of management, are necessary to present fairly, the financial information included therein. It is suggested that these condensed interim financial statements be read in conjunction with the audited financial statements and accompanying notes included in the Company’s report for the year ended December 31, 2021 (“the 2021 Financial Statements”). Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

The accounting principles used in the preparation of the interim statements are consistent with those used in the preparation of the 2021 Financial Statements, except as follows:

The Company signed a development agreement with a third-party. As part of the agreement, which is not part of the Company’s ordinary activities, the Company receives reimbursement for its research and development expenses and will receive subsequent royalties from any future sales that include the Company’s developed intellectual property. The Company has implemented ASC 808 “Collaborative Arrangements” (“ASC 808”) and based on ASC 808 guidance has applied an accounting policy according to which such reimbursements are offset from its research and development expenses.

F-51

NewStem Ltd.

Notes to the Condensed Interim Financial Statements as of September 30, 2022

Note 3 - Related Parties

The Company engaged with its shareholders to receive consulting services and lab renting.

Transactions

	Nine-month	Nine-month
	period ended	period ended
	September 30,	September 30,
	2022	2021
	US$ thousands	US$ thousands
Research and development expenses	267	237

The Company leases a laboratory from a shareholder. The lease is for an initial three-year term expiring in June 2021. The Company extended the lease until June 2023. Each party shall be entitled to terminate the agreement within 30 days’ notice.

The lease has been classified as an operating lease and the expenses are included in the data presented above. Total lease cost associated with this lease for the nine-month period ended September 30, 2022 and 2021 was US$33 thousand and US$33 thousand, respectively.

Note 4 - Events during the period

A.	Further to what is stated in Note 8C of the 2021 Financial Statements, the service agreement with a third-party came to its end in March 2022. Accordingly, the prepaid share-based payment balance, was fully recognized as an expense in the Statement of Operations.

B.	On April 30, 2022, the Company signed a share purchase agreement with two investors for the purchase of 2,647 Ordinary Shares of the Company (par value ILS 0.01) for a total consideration of US$800 thousands. Based on the Company’s agreement with one of its other shareholders, the Company is entitled to a matching investment (“the matching investment”) which will bring the total funding to US$1,600 thousands. As of September 30, 2022, the matching investment has not yet been received.

F-52

(b) Exhibits.

Exhibit Number	Description

3.1	Third Amended and Restated Articles of Incorporation December 1999 (1)

3.2	Articles of Amendment to Articles of Incorporation 2004 (1)

3.3	Articles of Amendment to Articles of Incorporation 2018 (1)

3.4	Bylaws (1)

3.5	Articles of Association of NewStem (1)

10.1	Equity Incentive Plan (1)

10.2	Joint Venture Agreement by and between the Company and NetCo (1)

10.3	Financing Agreement dated May 2022 (1)

10.4	Amendment to Financing Agreement dated July 2022 (1)

10.5	Promissory Note issued to Jan Loeb (1)

10.6	Promissory Note issued to Jerry Wolasky (1)

10.7	Form of NovelStem Subscription Agreement (1)

10.8	NewStem Share Purchase Agreement (1)

10.9	Redacted Litigation Funding Agreement with Omni Bridgeway (1)

(1)	Previously filed.

26

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NOVELSTEM INTERNATIONAL CORP.

Date: December 6, 2022	By:	/s/ Jan Loeb
	Name:	Jan Loeb
	Title:	Executive Chairman

27